UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERICAN EAGLE OUTFITTERS, INC.

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American
Eagle

We are

# AMERICAN EAGLE

Our purpose is to enable
self-expression & individuality.
Our brand is a platform for creativity.
This is what makes us unique.

#AExME is our collaboration with our customers and you. It's a place to share your style, your creativity, and your story. We want the people who wear our clothes to make them their own.

## #AExME

# aerie

## The Aerie mission is to empower all women to love their real selves.

We make products that feel REAL good.

We celebrate body positivity – all bodies should be happy and free of retouching.

We stand for inclusivity and real representation. Every woman should see herself in Aerie.

We are a community that celebrates one another. Because we show up stronger, together.

## Let the real you shine.™

April 24, 2019

Dear Fellow Stockholders,

Fiscal 2018 was an exceptional year for American Eagle Outfitters, Inc. (“AEO”). We delivered industry-leading results in all brands, markets and channels. Our financial performance allowed us to reward our stockholders and make key investments in our business, while also giving back to the customers and communities that contributed to our success. I am proud not only of what we achieved, but also how we accomplished it. We grew responsibly, executing on our strategic growth pillars and reinforcing a compelling corporate purpose that we believe will continue to drive future growth in Fiscal 2019 and beyond.

We reached a number of significant milestones this past year. Both the American Eagle (“AE”) and Aerie brands achieved record sales, while AEO posted record revenues of $4 billion. A comparable sales(1) increase of 8% marked four straight years and 16 consecutive quarters of positive growth, demonstrating remarkable consistency. All quarters of the year saw broad-based strength across brands and channels, with both stores and e-commerce posting solid results. AE and Aerie gained meaningful market share and improved profitability, with operating income growing by 11% year-over-year even as we made significant investments in our business to support future growth and the customer experience.

Our performance allowed us to end the year in an excellent financial position, with $425 million in cash and short-term investments and no debt. This was after investing $189 million in capital expenditures to fuel our growth and returning $242 million to stockholders in share repurchases and dividends, which included a 10% increase in March 2018.

I am proud of our team’s unwavering focus on our strategic growth pillars this past year, including:

•

Grow AE to be the #1 jeans retailer in the nation: With over $1 billion in jeans sales in Fiscal 2018, we have steadily grown our market share and achieved 22 consecutive quarters of positive comparable sales in bottoms. Going forward, we plan to expand the AE brand both domestically and internationally, building on our leading #1 jeans category and dominant position in the youth market.

•

Accelerate Aerie: Aerie has emerged as one of the most influential and rapidly growing new brands in retail, leading a movement of body positivity and female empowerment. With 17 straight quarters of double-digit comparable sales growth and plans to expand the Aerie brand into new markets, we have a remarkable opportunity to continue to drive momentum and gain market share as a lifestyle brand.

•

Lead with customer experience: Finally, in Fiscal 2018 we invested in our infrastructure to ensure we will continue to create a positive experience for our customers whenever and however they choose to shop. We delivered best-in-class digital and store experiences, creative marketing, and innovative ways to delight and inspire our customers, including personalization, expanded sizes and new merchandise categories across brands.

At AEO, our purpose is to show the world that there is REAL power in the optimism of youth. Our brands have always stood for inclusivity, authenticity, optimism and accountability—values that permeate throughout our organization. Our REAL purpose guides all that we do and is key to our strong company culture and continued success.

In Fiscal 2018, we reinforced our commitment to building a better world by reducing our environmental impact and increasing sustainability throughout our supply chain. Over the next five years, we have set goals to (1) reduce water output and manage the environmental impact of water use; (2) improve raw materials and focus on more sustainable sources; (3) lower our carbon footprint; and (4) reduce apparel waste and use higher recycled content in our shopping bags.

(1)

The comparable sales increase for Fiscal 2018 ended February 2, 2019 is compared to the corresponding 52-week period in Fiscal 2017. See Appendix A of this Proxy Statement for additional detail on comparable sales, adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2019 Proxy Statement	|	1

Our corporate giving supports causes that make a real difference in the lives of our customers and our associates. In Fiscal 2018, we empowered our AE customers to make their voices heard through our continued partnership with Rock the Vote and helped to promote love and inclusion with the It Gets Better Project. We strengthened our commitment to body positivity and wellness through Aerie’s work with the National Eating Disorders Association and Bright Pink. Throughout the year, our associates donated thousands of hours volunteering their time in our local neighborhoods. And when tragedy struck in our own backyard in Pittsburgh at the Tree of Life Congregation, we turned our pain and sorrow into meaningful action by partnering with the Anti-Defamation League’s No Place for Hate, which educates and empowers youth across the country to prevent acts of hatred and create an inclusive environment for all students.

The talent, passion and innovation of our associates continues to inspire me. I want to express my gratitude to all of our AEO teams—in our stores, distribution centers, corporate campuses and international offices. Our people are what keep this great company at the forefront of retail. We are REAL, and our dedication to our purpose and our values will allow us to continue to deliver stockholder value in Fiscal 2019 and beyond.

Jay L. Schottenstein

Executive Chairman of the Board and Chief Executive Officer

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Notice of Annual Meeting of Stockholders

To be held on Thursday, June 6, 2019
To Our Stockholders:	Vote Your Shares Right Away

You are invited to attend American Eagle Outfitters, Inc.’s 2019 Annual Meeting of Stockholders to be held at Langham Place, New York, located at 400 Fifth Avenue, New York, New York on Thursday, June 6, 2019, at 11:00 a.m., local time, for the following purposes:

1.  To elect Deborah A. Henretta, Thomas R. Ketteler and Cary D. McMillan as Class III directors to serve until the 2022 Annual Meeting of Stockholders;

2.  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020;

3.  To approve, on an advisory basis, the compensation of our named executive officers; and

4.  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We have set the close of business on April 10, 2019 as the record date for the 2019 Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2019:

On April 24, 2019, we first released a Notice of Internet Availability of Proxy Materials containing instructions on how to gain access, free of charge, to our Proxy Statement and Annual Report for the fiscal year ended February 2, 2019 (the “Annual Report”) and how to vote online.

Whether or not you plan to attend the meeting, please vote your shares promptly as outlined in the following Proxy Statement. If you attend the meeting and you are a holder of record or you obtain a legal proxy from your broker, bank or other holder of record, you may vote in person and your proxy will not be used.

By order of the Board of Directors,

Jennifer B. Stoecklein

Corporate Secretary

April 24, 2019

HOW TO VOTE

Your vote is important. You are eligible to vote if you were a stockholder of record at the close of business on April 10, 2019.

Please read the Proxy Statement and vote right away using any of the following methods.

STOCKHOLDERS OF RECORD

	Vote by Internet	www.AALvote.com/AEO

	Vote by Telephone	1 (866) 804-9616

	Vote by Mail	Mail your signed proxy card

BENEFICIAL STOCKHOLDERS

If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and online voting.

2019 Proxy Statement	|	3

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2019 Proxy Statement	|	5

PROXY STATEMENT SUMMARY

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of American Eagle Outfitters, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 6, 2019, at 11:00 a.m., local time, at Langham Place, New York, located at 400 Fifth Avenue, New York, New York and at any adjournment or postponement thereof. It is first being mailed or released to the stockholders on April 24, 2019. (“We,” “our,” “AEO,” “us” and the “Company” refer to American Eagle Outfitters, Inc.) References throughout this Proxy Statement to “Fiscal 2018” refer to our fiscal year ended February 2, 2019.

2019 Annual Meeting of Stockholders

June 6, 2019 11:00 a.m., local time	Langham Place, New York 400 Fifth Avenue New York, New York

Voting Matters

Your vote is very important to us and our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

	Board Recommendation	For more information, see page
PROPOSAL 1 — Election of Class III Directors	FOR	14
The three Class III Director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to management.
PROPOSAL 2 — Ratification of Appointment of Ernst & Young LLP	FOR	29
The Audit Committee approved the retention of Ernst & Young LLP as the Company’s independent auditor for Fiscal 2019. As a matter of good corporate governance, stockholders are being asked to ratify the Committee’s selection of the independent auditor.
PROPOSAL 3 — Advisory Approval of Named Executive Officer Compensation	FOR	31
The Company’s executive compensation programs are designed to create a direct link between stockholder interests and management, with incentives specifically tailored to the achievement of financial, operational and stock performance goals.

Forward-Looking Statements and Website Information

This Proxy Statement contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including in our CEO’s letter to our stockholders and our Compensation Discussion and Analysis, which represent our expectations or beliefs concerning future events, including with respect to merchandise innovation and product focused marketing, customer engagement, brand growth, new technologies, and improved customer experience. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. These forward-looking statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, factors detailed herein and under Part I, “Item 1A. Risk Factors” and in other sections of our most recent Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission (“SEC”).

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

This document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

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PROXY STATEMENT SUMMARY

Business Highlights from Fiscal 2018

Fiscal 2018 represented a milestone year, as we reached $4 billion in annual revenue with increased operating profit. American Eagle and Aerie continued to deliver consistent performance by combining great merchandise with an improved customer experience across channels. Net income was $1.47 per diluted share this year, compared to $1.13 per diluted share last year. On an adjusted basis, net income per diluted share this year increased 28% to $1.48, compared to adjusted net income per diluted share of $1.16 last year(1).

Other highlights include:

•

Strong Sales Performance. In Fiscal 2018, AEO posted record revenues of $4 billion, rising 6% over the previous year despite the adverse impact of approximately $40 million in lost revenue due to operating one less week in Fiscal 2018 than Fiscal 2017 as a result of the retail calendar. Both the AE and Aerie brands achieved record sales. Fiscal 2018 represented our fourth consecutive year of comparable sales growth, and sixteenth consecutive quarter of positive comparable sales growth, demonstrating remarkable consistency. Consolidated comparable sales rose 8% for the year, with broad-based strength across brands and channels. The AE brand delivered comparable sales growth of 5% and Aerie posted a comparable sales gain of 29%.

*	Compounded annual growth rate

•

Significant Growth in Operating Income. Operating income increased to $337 million from $303 million in the prior year, representing an increase of 11%, primarily driven by an 8% increase in gross profit year over year.

•	Bottom Line Flow-Through. Net income increased to $262 million, or by over 28%, for Fiscal 2018 compared to Fiscal 2017.

•

Excellent Financial Condition and Returns to Stockholders. We ended Fiscal 2018 with $425 million in cash and short-term investments and no debt, even after investing $189 million into capital projects and returning approximately $242 million to stockholders through share repurchases and cash dividends, which included a 10% dividend increase in March 2018. Operating and Free Cash Flow(1) continued to expand in Fiscal 2018, reaching $457 million and $267 million, respectively.

(1)	See Appendix A of this Proxy Statement for additional detail on comparable sales, adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2019 Proxy Statement	|	7

PROXY STATEMENT SUMMARY

•

Delivery of Stockholder Returns Versus Peers. Our Fiscal 2018 total shareholder return (“TSR”) was approximately 20% and our three-year relative TSR is at the top of our proxy peer group (described on page 38 herein), as demonstrated below.

Corporate Governance Highlights from Fiscal 2018

We are committed to the highest standards of corporate governance, which we believe promote the long-term interests of our Company and maximize stockholder value, while strengthening Board and management accountability. Key areas of our governance framework include:

•

Highly Talented, Skilled Board of Directors. In Fiscal 2018, the Board initiated a search for a new director with global consumer brand experience to join its already multi-talented group of directors. This search culminated in the appointment of our third female director, Deborah A. Henretta, in February 2019, increasing the Board’s diversity and further aligning the skills of our directors with our strategic initiatives.

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships
Sujatha Chandrasekaran	51	2018	Former Chief Information Officer and Head Of Digital of Kimberly-Clark Corporation	Yes	• AC
Deborah A. Henretta	57	2019	Retired Group President, P&G Global Beauty	Yes	• AC
Thomas R. Ketteler	76	2011	Retired Chief Operating Officer of Schottenstein Stores Corp. (“SSC”)	Yes	• AC • CC • NC
Cary D. McMillan	61	2007	Chief Executive Officer of True Partners Consulting, LLC	Yes	• AC • CC† • NC
Janice E. Page	70	2004	Retired Group Vice President of Sears Roebuck & Company	Yes	• AC • NC† • CC
David M. Sable	65	2013	Non-Executive Chairman, WPP plc	Yes	• AC
Jay L. Schottenstein	64	1992	Chief Executive Officer	No	—
Noel J. Spiegel*	71	2011	Retired partner at Deloitte & Touche, LLP	Yes	• AC† • CC • NC

AC Audit Committee

CC Compensation Committee

NC Nominating and Corporate Governance Committee

† Committee Chair

* Lead Independent Director

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PROXY STATEMENT SUMMARY

•	All Directors Are Independent, Except our CEO. The Board is composed of eight directors with only one non-independent director, our CEO.

•	Independent Committees. All Board committees are composed of independent directors.

•	Diversity. Three of our eight directors, representing nearly 40% of our Board, are diverse in terms of gender and/or ethnicity.

•

Robust Lead Independent Director Role. Our current Lead Independent Director, Mr. Spiegel, has substantial duties specifically documented in our Corporate Governance Guidelines, including presiding over meetings of our independent directors, providing input on materials sent to the Board, and approving Board meeting schedules to ensure there is sufficient time for Board discussion and deliberation.

•

Protections Against Director Overboarding. The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. To this end, the Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may serve. Directors who are full-time employees of other companies generally may not serve on more than two public company boards at one time, and directors who are retired from full-time employment generally may not serve on more than four public company boards at one time. Our CEO may not serve on more than one other public company board unless otherwise determined by the Nominating and Corporate Governance Committee.

•

Board Refreshment and Tenure Policy. Our Corporate Governance Guidelines include a mechanism for the Board to refresh its members over time. We maintain a director retirement policy under which no director may be appointed or nominated to a new term if he or she would be age 78 or older at the time of election, unless otherwise determined by the Board.

Director Average Age and Average Board Tenure Snapshot

•

Robust Director Evaluation Process. We conduct self-assessments of the Board and its Committees annually. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds.

•

Meaningful Stock Ownership Requirements. We maintain stock ownership guidelines that are applicable to our directors and executives. Our non-employee directors must, within five years of joining the Board, hold Company stock worth at least five times their annual cash retainer. In the case of our CEO, the stock ownership guideline is six times his base salary and, in the case of our other named executives, three times their respective base salaries.

•

Director Elections by Majority Vote with Resignation Policy. In an uncontested election, our directors are elected by a majority of votes cast and, if a director does not receive a majority of votes cast, he or she must promptly tender his or her resignation to the Board (with the Board determining whether to accept or reject such resignation).

•

Prohibition on Hedging or Pledging Company Stock. We maintain “no hedging” and “no pledging” policies that generally prohibit directors and employees from engaging in hedging or pledging transactions with our stock.

•

Ongoing Stockholder Engagement. We welcome feedback and value regular dialogue with our stockholders. In Fiscal 2018, the Company continued to have extensive stockholder engagement. On a regular basis, we invite stockholders to visit with senior management. We expect to continue such discussions prior to the Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on an ongoing basis.

2019 Proxy Statement	|	9

PROXY STATEMENT SUMMARY

•

Summary of Director Skills. Our directors bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen the Board’s ability to carry out its oversight role on behalf of our stockholders. See the table on page 21 for a summary of the range of skills and experiences that each director brings to the Board, and which we find to be relevant to our business.

Charitable Giving, Human Capital and Sustainability Highlights from Fiscal 2018

AEO is committed to good corporate citizenship, and we aim to forge a path that balances principles and profit. An integral component of our Company culture is driving positive change without compromising who we are; a REAL brand that our customers and associates can understand and are proud to support. For our corporate giving initiatives, we believe we have a responsibility to do better…to be better…to build a better world.

Charitable Giving

We are committed to showing the world that there is REAL power in the optimism of youth by supporting causes that empower youth and rolling up our sleeves to make a REAL difference in our communities.

In 1999, we established the American Eagle Outfitters Foundation (“AEO Foundation”) to maximize the impact of our efforts and to formalize our commitment to giving back. Through the AEO Foundation, we strive to create positive change in areas that are important to both our customers and our associates, including youth empowerment and young women’s health. In Fiscal 2018, AEO and the AEO Foundation donated approximately $2.4 million to causes that are important to us. We also facilitated customer donations to causes they care about by offering merchandise that saw 100% of proceeds go to charities. These efforts raised another $845,000 in donations. We empowered our customers to make their voices heard through our continued partnership with Rock the Vote, strengthened our commitment to body positivity and wellness through Aerie’s work with the National Eating Disorders Association and Bright Pink, and helped to promote love and inclusion with the It Gets Better Project. The communities where we work and play are important to us, and our associates donated thousands of hours volunteering their time in our local neighborhoods. When tragedy struck in our own backyard at the Tree of Life Congregation in Pittsburgh, just miles from our corporate offices, we turned our pain and sorrow into meaningful action by partnering with the Anti-Defamation League to expand No Place for Hate, a program that educates and empowers youth in more than 1,600 schools across the county to prevent acts of brutality and hatred. We know that we have a responsibility to lead by example, which is why we believe we must do our part to create positive change in the world.

Human Capital

The vitality of AEO resides in people. We value and respect different backgrounds, unique talents and eclectic tastes; they strengthen our ability to succeed. We care about our associates: we empower them, we reward them. We aim to give back generously to the communities where we work and play. From hiring the best talent, to inclusion and diversity initiatives, and through career development, compensation, and wellness, we are invested in creating programs and resources that enhance our workplace environment, our associate experience, and retain and engage our most valuable resource: our people. Our initiatives during Fiscal 2018 included:

•

Associate Development. Our global talent management strategy enables us to help associates reach their full potential. In Fiscal 2018, we expanded our AEO Academy program with training, videos and tutorials on a wide range of functional topics, such as how to deliver a presentation or prepare a spreadsheet, as well as on developmental skills such as effective communication or guidance for new managers. In Fiscal 2018, manager promotions outpaced external hiring by 46%, and the ratio of individual contributor promotions versus external hires increased 48% over Fiscal 2017.

•

Compensation. We invest significant time and resources to ensure that our compensation programs are competitive and reward the performance of our employees. During Fiscal 2018, we reviewed all of our positions for market competitiveness and made adjustments when necessary to ensure retention of top talent. Further, due to intentional investment in field leadership in Fiscal 2018, our average field leadership annual compensation shifted upward by almost 5% from Fiscal 2017.

•

Commitment to Equal Employment Opportunity and Inclusion. At AEO, we believe that a truly diverse workplace is the result of an inclusive culture. It’s about more than simply bringing together people who are different, it’s about celebrating what makes us REAL. We all have a vital role to play in creating an environment where everyone feels respected and empowered while we continue to grow as a community that promotes individuality and difference.

We celebrate the diversity of one through the inclusion of many. Our employees are actively encouraged and empowered to share their perspectives. Female leadership comprises nearly a third of our executive leadership team and more than

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PROXY STATEMENT SUMMARY

70 percent of our global workforce is female. In 2018, we created guiding principles to identify behaviors and actions that promote inclusion and diversity at AEO, and delivered training as well as team and individual coaching to assist associates in raising their own self-awareness, appreciating the differences in others, and improving collaboration overall.

•

Employee Wellness Programs. Our well-being programs focus on physical, mental and financial health. We partner with vendors to provide the following: health coaching for chronic conditions and disease management; programs for smoking cessation, nutrition and stress management; complimentary expert second opinions and medical decision support; and employee assistance programs for mental and behavioral health and work-life balance. We also provide financial and legal resources, as well as gym discounts.

Sustainability

We are committed to responsibly source and create the products that our customers love to wear. Our Vendor Code of Conduct is based on international labor standards and implemented in all of our manufacturing facilities. We believe that our compliance program focus should be about engagement and capacity building, and not just strictly following the law. We are members of the Accord in Bangladesh and have worked with our suppliers and factories there to improve safety conditions, and taken that experience to focus deeply on safety in other countries. We have conducted worker surveys in many of our strategic factories in order to hear from workers directly and understand their needs and concerns and ensure that their voices can also be heard by factory management. Finally, we have invested, with our factories, in the HERproject, a program that focuses on training women on health, financial planning, and gender equality.

We recently refined our sustainability strategy to focus on four key pillars: Reduce Water, Reduce & Recycle, Improve Raw Materials, and Save Energy. For water conservation, we are planning to reduce the amount of water we use per jean, increase the amount of water recycling in our supply chain, and implement our wastewater standards across factories and mills. For addressing waste, we plan to divert garment waste from landfills and decrease our plastic usage. Our raw materials focus is to switch to more sustainable options for cotton, polyester and viscose. Finally, to save energy, we set a new carbon reduction goal and are researching how to move to more renewable sources of energy.

For additional information on AEO’s corporate giving, sustainability efforts and social responsibility initiatives, please visit www.aeo-inc.com/social-responsibility/.

Compensation Highlights from Fiscal 2018

We believe our executive compensation program appropriately aligns the interest of our leaders with our stockholders and contributes to our strong performance. Specific executive compensation highlights include:

•	Pay for Performance Focus. 84% of our CEO’s compensation is performance-based and “at-risk” in the form of annual and long-term incentive compensation, as demonstrated in the chart below.

(1)	RSUs are defined as time-based restricted stock units
(2)	NSOs are defined as non-qualified stock options
(3)	PSUs are defined as performance-based restricted stock units

2019 Proxy Statement	|	11

PROXY STATEMENT SUMMARY

•

Alignment of CEO Pay Relative to Peers. When examining our CEO’s total direct compensation as disclosed in the Summary Compensation Table (“SCT”) relative to our peer group over a three-year period, Mr. Schottenstein’s compensation, shown on the vertical axis, ranks in the 65th percentile, while AEO’s relative TSR performance over the same period was in the 88th percentile.

AEO vs. PEER Group Pay Alignment

3-Year CEO Total Direct Compensation & TSR*

*	Compensation is measured using 2016-2018 AEO SCT compensation and publicly-available peer SCT compensation (2015-2017).

•

Independent Compensation Consultant. The Compensation Committee retained an independent compensation consulting firm, FW Cook, to advise on matters related to CEO and other executive compensation. FW Cook does not provide any other services to the Company (other than its services for the Compensation Committee).

•

Long-Term Retentive Equity Awards to Promote Leadership Continuity. In light of the tight competitive landscape for top talent, the Compensation Committee determined it was in the best interests of the Company and our stockholders to grant long-term equity-based retention awards to our named executive officers (“NEOs”) other than our CEO. These awards will enable us to retain our strong leadership team using a collaborative approach and further align our executives’ interests with those of our stockholders.

•	No Payment of Dividends on Unearned/Unvested Awards. We do not pay dividends or dividend equivalents on unearned and/or unvested equity incentive awards.

•

Executive Compensation Clawback Policy. We maintain a clawback policy that generally provides the Compensation Committee with the discretion to seek recovery of performance-based cash and equity compensation paid to an executive officer in connection with an event of misconduct related to: (a) acts in competition with the Company; (b) disclosure of confidential or proprietary information; (c) failure to cooperate with the Company in regard to a legal suit; or (d) restatement of financial statements.

•

No Guaranteed Employment or Compensation. We do not maintain employment contracts of defined length with our CEO or other named executives, nor do we provide multi-year guarantees for base salary increases, bonuses, or long-term incentives.

•

Double-Trigger Change in Control Benefits and Vesting. In the event of a change in control, our executives, other than Mr. Schottenstein, will only receive benefits if there is a qualifying termination of employment (i.e., double-trigger). Our CEO does not have a change in control agreement with the Company. All of our executives’ equity incentive awards are double-trigger.

•	No Change in Control Tax Gross-Ups. We do not provide tax gross-ups on change in control benefits.

12	|

PROXY STATEMENT SUMMARY

Historical Say on Pay Votes

We are proud of the improvements that we have made to our
Say on Pay vote outcomes since Fiscal 2014. Our
Compensation Committee believes the results of last year’s
Say on Pay vote affirmed our stockholders’ support of our
Company’s executive compensation program. This informed
our decision to maintain a consistent overall approach in
setting ongoing executive compensation for Fiscal 2018.

2019 Proxy Statement	|	13

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has fixed the size of the board at eight directors and nominated three candidates, each of whom are currently directors of the Company, to be elected as Class III directors at the Annual Meeting. If re-elected, the Class III directors will serve for three-year terms ending at the 2022 annual meeting, or when their successors are duly elected and qualified. The terms of the remaining Class I and Class II directors expire at the annual meetings to be held in 2020 and 2021, respectively.

Biographical information regarding each nominee and each incumbent director is set forth below as of April 1, 2019, together with a brief description of each individual’s business experience, skills and qualifications.

The Board recommends that stockholders vote “FOR”

the following nominees for Class III Director:

Deborah A. Henretta
Age: 57 Director since: February 2019 Independent Committees: • Audit Current Public Company Directorships: • Corning, Inc. • Meritage Homes Corporation • NiSource, Inc.

BACKGROUND

Ms. Henretta has over 30 years of business leadership experience across both developed and developing markets, as well as expertise in brand building, marketing, philanthropic program development and government relations. She joined Procter & Gamble (“P&G”) in 1985. In 2005, she was appointed President of P&G’s business in Association of Southeast Asian Nations, Australia and India. She was appointed group president, P&G Asia in 2007, group president of P&G Global Beauty Sector in June 2013, and group president of P&G E-Business in February 2015. She retired from P&G in June 2015.

Ms. Henretta was a member of Singapore’s Economic Development Board (“EDB”) from 2007 to 2013. She contributed to the growth strategies for Singapore, and was selected to serve on the EDB’s Economic Strategies Committee between 2009 and 2011. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council. In 2011, she was appointed chair of this 21-economy council, becoming the first woman to hold the position. In that role, she advised top government officials, including former President Barack Obama and former Secretary of State Hillary Clinton.

Ms. Henretta currently is a partner at G100 Companies, a position she has held since 2015, where she assisted in establishing a Board Excellence program that provides director education on board oversight and governance responsibilities, including the areas of digital transformation and cyber security, as well as a partnership program for New Director Training. She holds a master’s degree in advertising research from Syracuse University and a bachelor’s degree in communications from St. Bonaventure.

SKILLS AND QUALIFICATIONS

Ms. Henretta has significant experience in business leadership and global and international operations. She is skilled in brand building, marketing and emerging market management. She also brings significant knowledge of digital transformation and cyber security to the Board.

PREVIOUS DIRECTORSHIPS
Ms. Henretta previously served as a director of Staples, Inc. (2016-2017).

14	|

PROPOSAL ONE: ELECTION OF DIRECTORS

Thomas R. Ketteler
Age: 76 Director since: February 2011 Independent Committees: • Audit • Compensation • Nominating Current Public Company Directorships: • None

BACKGROUND

Prior to his retirement from SSC, a private company, in 2005, Mr. Ketteler served as Chief Operating Officer of SSC (since 1995), as Executive Vice President of Finance and Treasurer (from 1981), and as a Director (since 1985). Prior to SSC, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler served as a consultant to the Board from 2003 until June 2010. He holds a BA in Accounting from Thomas More College and is a Certified Public Accountant (“CPA”).

SKILLS AND QUALIFICATIONS

Mr. Ketteler provides expertise, including through his background as a CPA and experience holding several executive-level positions, in financial and accounting issues and his historical experience with the Company is invaluable to the Board.

PREVIOUS DIRECTORSHIPS
Mr. Ketteler previously served on the Board of Encompass Group, Inc. (2007-2011).

Cary D. McMillan
Age: 61 Director since: June 2007 Independent Committees: • Audit • Compensation (Chair) • Nominating Current Public Company Directorships: • Hyatt Corporation

BACKGROUND

Mr. McMillan has served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation (“Sara Lee”), a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. Mr. McMillan holds a BS from the University of Illinois and is a CPA.

SKILLS AND QUALIFICATIONS

Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and a deep understanding of business, both domestically and internationally. His experience as a former audit partner and CPA also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s current and prior service on other public boards provides the Board with a diversified knowledge of best corporate governance and compensation practices.

PREVIOUS DIRECTORSHIPS
Mr. McMillan previously served as a director of McDonald’s Corporation (2003-2015), Hewitt Associates, Inc. (2002-2010) and Sara Lee Corporation (2000-2004).

2019 Proxy Statement	|	15

PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class I Directors have terms that expire

as of the 2020 Annual Meeting:

Jay L. Schottenstein
Age: 64 Director since: March 1992 Executive Committees: • None Current Public Company Directorships: • DSW, Inc.

BACKGROUND

Mr. Schottenstein has served as our Chief Executive Officer since December 2015. Prior thereto, he served as our Interim Chief Executive Officer from January 2014 to December 2015. He has served as Chairman of the Board since March 1992. He previously served the Company as Chief Executive Officer from March 1992 until December 2002 and as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of SSC since March 1992 and as President of SSC since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. Mr. Schottenstein also served as Chief Executive Officer from March 2005 to April 2009 and as Executive Chairman and Director of the Board since March 2005 of DSW Inc, a leading branded footwear and accessories retailer. He has also served as a member of the Board of Directors for Alberstons Companies Inc. (“Albertsons/Safeway”) since 2006. Mr. Schottenstein has served as an officer and director of various other entities owned or controlled by members of his family since 1976. He is a graduate of Indiana University.

SKILLS AND QUALIFICATIONS

Mr. Schottenstein has deep knowledge and extensive experience with respect to the Company’s operations and the retail industry in general. His knowledge and background in various leadership positions across operations, apparel retail, real estate, brand building and team management provides valuable leadership, vision and in-depth retail expertise to the Board.

Sujatha Chandrasekaran
Age: 51 Director since: March 2018 Independent Committees: • Audit Current Public Company Directorships: • Barry Callebaut (listed on the SIX Swiss Exchange)

BACKGROUND

Ms. Chandrasekaran has over 25 years of business operations, technology and digital experience in retail and consumer goods in a global context, across customer engagement, marketing, store operations, supply chain and back office. She most recently held the role of head of digital and information technologies at Kimberly-Clark Corporation. She led the company wide digital transformation efforts across business and technology at Kimberly-Clark. Prior to that Ms. Chandrasekaran served as SVP, Chief Technology and Data Officer at Walmart Inc. Ms. Chandrasekaran has also led digital, business transformation and eCommerce at The Timberland Company, PepsiCo and Nestlé SA in C-level global roles.

Ms. Chandrasekaran holds a Bachelor of Engineering degree from University of Madras, India, a Master of Business Systems from Monash University, Melbourne Australia, and an Executive Development Education Certificate from London Business School.

SKILLS AND QUALIFICATIONS

With her expertise in business operations, transformation, digital and technology, Ms. Chandrasekaran brings vast information and digital technology expertise and a wealth of leadership experience in the global retail, eCommerce and consumer industries to the board. Ms. Chandrasekaran is an industry thought leader in digital business transformation, digital business models and talent development.

Ms. Chandrasekaran was also named a Governance Fellow by the National Association of Corporate Directors (“NACD”) in 2018. NACD Fellowship is the highest standard of credentialing for corporate directors based on a comprehensive and continuous program of study that empowers them with the latest boardroom insights, intelligence, and practices. The fellowship was earned as a result of various Board of Director workshops and a cybersecurity oversight CERT certification.

PREVIOUS DIRECTORSHIPS
Ms Chandrasekaran previously served as a director at Symphony Retail AI with a focus on Data, Analytics, AI for Retail & Consumer Goods.

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PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class II Directors have terms that expire

as of the 2021 Annual Meeting:

Janice E. Page
Age: 70 Director since: June 2004 Independent Committees: • Audit • Compensation • Nominating (Chair) Current Public Company Directorships: • None

BACKGROUND

Ms. Page spent 27 years in apparel retailing, holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company (“Sears”), including Group Vice President from 1992 to 1997. While at Sears, Ms. Page launched the direct to consumer business and oversaw sporting goods, men’s, women’s and children’s apparel, footwear and accessories, beauty and fragrances, among other responsibilities. She also serves on the advisory board for the Daveler Entrepreneurship Scholarship of the University of South Florida. She holds a BA from Pennsylvania State University.

SKILLS AND QUALIFICATIONS

Ms. Page has extensive knowledge of the apparel retail industry and brings to the Board in-depth experience across diverse consumer product categories as well as retail operations. Her service and tenure on public company boards allows her to provide the Board with a variety of perspectives on corporate governance issues.

PREVIOUS DIRECTORSHIPS

Ms. Page previously served as a director of R.G. Barry Corporation (2000-2014), Hampshire Group, Limited (2009-2011) and Kellwood Company (2000-2008). Ms. Page also served as Trustee of Glimcher Realty Trust, a real estate investment trust which owns, manages, acquires and develops malls and community shopping centers (2001-2004). She also serves on the advisory board for the Daveler Entrepreneurship Scholarship of the University of South Florida.

David M. Sable
Age: 65 Director since: June 2013 Independent Committees: • Audit Current Public Company Directorships: • None

BACKGROUND

Mr. Sable is the Chairman of VMLY&R, having unified Y&R and VML into one marketing powerhouse while serving as the Global CEO of Y&R for seventeen years. Prior to that time, he served at Wunderman, Inc., a leading customer relationship manager and digital unit of WPP Group, as Vice Chairman and Chief Operating Officer, from August 2000 to February 2011. Mr. Sable was a Founding Partner and served as Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc., a pioneer digital omni-channel retailer, from June 1996 to September 2000. Mr. Sable serves on the U.S. Fund for United Nations Children’s Fund (UNICEF’s) National Board, is a past Chair of the Ad Council’s Board of Directors, is an executive board member of the United Negro College Fund (UNCF), and sits on the International Board of the Special Olympics. A frequent keynote speaker and author, Mr. Sable is a designated LinkedIn Influencer, where he ranks among the most widely read business leaders in the world.

SKILLS AND QUALIFICATIONS

With more than 30 years of experience in digital leadership and marketing communications, Mr. Sable brings to the Board his strategic insight and ability to connect talent across marketing disciplines and geographies.

2019 Proxy Statement	|	17

PROPOSAL ONE: ELECTION OF DIRECTORS

Noel J. Spiegel

Age: 71

Director since:

June 2011

Independent (Lead
Independent Director)

Committees:

•  Audit (Chair)

•  Compensation

•  Nominating

Current Public Company Directorships:

•  Radian Group Inc.

•  vTv Therapeutics Inc.

BACKGROUND

Mr. Spiegel was a partner at Deloitte & Touche, LLP (“Deloitte”), where he practiced from September 1969 until his retirement in May 2010. In his over 40-year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel holds a BS from Long Island University and attended the Advanced Management Program at Harvard Business School.

SKILLS AND QUALIFICATIONS
Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and, more specifically, to the Audit Committee.
PREVIOUS DIRECTORSHIPS
Mr. Spiegel previously served as a director at Vringo, Inc. (2013-2016).

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board may decrease the number of directors pursuant to our Amended and Restated Bylaws (the “Bylaws”) or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

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CORPORATE GOVERNANCE

The following section discusses the Company’s corporate governance, including the role of the Board and its Committees. Additional information regarding corporate governance, including our Corporate Governance Guidelines, the charters of our Audit, Compensation and Nominating Committees and our Code of Ethics, which applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer) and employees, may be found on our Investors website at investors.ae.com. Any amendments or waivers to our Code of Ethics will also be available on our website. A copy of the corporate governance materials is available in print to any stockholder upon request.

The Role of the Board

The Board is responsible for overseeing management, which is, in turn, responsible for the operations of the Company. The Board’s primary areas of focus are strategy, risk management, corporate governance and compliance, as well as evaluating management and guiding changes as circumstances warrant. In many of these areas, significant responsibilities are delegated to the Board’s Committees, which are responsible for reporting to the Board on their activities and actions. Please refer to “Board Committees” for additional information on our Committees.

Board Oversight of Risk Management

The Board as a whole has the responsibility for risk oversight and management, with a focus on the most significant risks facing the Company, including strategic, competitive, economic, operational, financial, legal, regulatory, compliance, and reputational risks. In addition, Board Committees oversee and review risk areas that are particularly relevant to their respective areas of responsibility and oversight. The risk oversight responsibility of the Board and its Committees is supported by our management reporting processes, which are designed to provide visibility to the Board to those Company personnel responsible for risk assessment, including our management-led Enterprise Risk Management Committee, and information about management’s identification, assessment and mitigation strategies for critical risks. The Company’s Enterprise Risk Management Committee is chaired by the Chief Financial Officer and composed of all members of our executive leadership team, as well as other key financial control representatives.

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CORPORATE GOVERNANCE

The Board

•   Assesses major risks facing the Company and reviews options for risk mitigation with the assistance of management and the Board Committees

•   Monitors risks that have been delegated to a particular Committee through regular reports provided by the respective Board Committees

Audit Committee	Compensation Committee	Nominating Committee

•   Assesses major financial risk exposures and steps taken by management to address the same.

•   Responsible for the review and assessment of information technology and cybersecurity risk exposures and the steps taken to monitor and control those exposures.

•   Reviews risks identified during the internal and external auditors’ risk assessment procedures.

•   Oversees risk management related to employee compensation plans and arrangements

•   Assesses whether the Company’s compensation plans and practices may incentivize excessive risk-taking and the relationship between risk management policies and compensation. The Compensation Committee has determined that the risks arising from the Company’s plans and policies are not reasonably likely to have a material adverse effect on the Company.

•   Manages risks associated with corporate governance policies and practices.

•   Reviews any risks and exposures relating to director and executive succession planning or the Company’s governance or social responsibility programs.

Director Selection and Nominations

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future growth of our business. This includes a review of issues of diversity in background and experience in different substantive areas such as retail operations, marketing, technology, distribution, mergers and acquisitions and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state or local law. In March 2019, the Nominating Committee formalized its diversity focus by approving new Corporate Governance Guidelines mandating that any search that the Committee engages for a new director must include women and minority candidates in the pool from which the Committee selects director candidates; the Nominating and Corporate Governance Committee will review the efficacy of this focus on a going-forward basis. Board diversity is valued and provides many benefits, including creativity, variety in approaches to problem solving, and the ability to work effectively in our various markets. We also value a Board that reflects the diverse makeup of our associate and customer base.

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CORPORATE GOVERNANCE

Director Skills and Qualifications

The Nominating Committee believes that the current members of the Board collectively have the level and balance of skills, experience, diversity, and character to execute the Board’s responsibilities. The following is a summary of those qualifications:

Attributes, Experience and Skills	Jay L. Schottenstein	Sujatha Chandrasekaran	Deborah A. Henretta	Thomas R. Ketteler	Cary D. McMillan	Janice E. Page	David M. Sable	Noel J. Spiegel
Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓
Retail Industry Experience	✓	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓
Audit Committee Financial Expertise				✓	✓			✓
Risk Management Experience	✓	✓	✓	✓	✓	✓	✓	✓
International Experience	✓	✓	✓		✓	✓	✓	✓
Marketing and Consumer Insight	✓	✓	✓			✓	✓
Technology and Digital Expertise	✓	✓	✓				✓	✓
Real Estate Experience	✓			✓		✓
Mergers and Acquisitions Experience	✓	✓	✓	✓	✓	✓	✓	✓
Other Public Company Board Service	✓	✓	✓	✓	✓	✓		✓

Director Tenure

The Nominating Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time, balanced against the importance of having directors who have a deep, historical experience and institutional knowledge of the Company, its strategies and market opportunities and challenges. In February 2019, the Board appointed Ms. Henretta as a Class III director. Ms. Henretta brings a fresh perspective, significant knowledge of digital transformation and cyber security expertise, and a wealth of leadership experience in global and international operations to the Board. The Nominating Committee and the Board also believe that our long-serving directors bring critical skills and a historical perspective to the Board, which are highly relevant in a cyclical business such as retail. In addition, the Nominating Committee and the Board believe that longer-serving directors have a deep knowledge and understanding of our business, balanced against the fresh information and perspectives brought by our newer directors.

Director Nominations

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders and management. All candidates are reviewed in the same manner, regardless of the source of the recommendation. The Nominating Committee has retained the services of a search firm to assist in identifying and evaluating qualified director candidates. Ms. Henretta, who was added to the Board in February 2019, was identified as a candidate through a search firm. The Nominating Committee will consider the recommendations of stockholders regarding potential director candidates. See “Submission of Nominations and Proposals for the 2020 Annual Meeting” for information regarding the submission of director nominee recommendations.

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CORPORATE GOVERNANCE

Director Independence

Our Board is 88% independent and such independent oversight bolsters our success. Our Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the listing requirements of the New York Stock Exchange (“NYSE”) and applicable SEC rules:

Sujatha Chandrasekaran
Deborah A. Henretta
Thomas R. Ketteler
Cary D. McMillan
Janice E. Page
David M. Sable
Noel J. Spiegel

In particular, the Board affirmatively determined that none of these directors had relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and applicable SEC rules, and considered the additional factors under the NYSE listing standards relating to members of the Compensation Committee before determining that each member of the Compensation Committee is independent.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

•	Whether the director is currently, or at any time during the last three years was, an employee of the Company or any of its subsidiaries;

•	Whether any immediate family member of the director is currently, or at any time during the last three years was, an executive officer of the Company or any of its subsidiaries;

•

Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount that is in excess of the greater of $1 million, or 2% of such other company’s consolidated fiscal gross revenues in the current year or any of the past three fiscal years;

•

Whether the director is an executive officer of a charitable organization that received contributions from the Company or any of its subsidiaries in the past three years in an amount that exceeds the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, a partner or employee of the Company’s independent registered public accounting firm; and

•

Whether the director or any of the director’s immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for Board or Board committee service and pension or other forms of deferred compensation for prior service.

Mr. Schottenstein is not independent because he is an executive officer of the Company. See “Related Party Transactions” for information regarding our policy on related party transactions and transactions with affiliates of Mr.  Schottenstein, who is our sole employee director.

Board Leadership Structure

The current leadership structure of our Board consists of a combined Executive Chairman and Chief Executive Officer position that is held by Mr. Schottenstein and a Lead Independent Director appointed annually by the independent directors. The Board

22	|

CORPORATE GOVERNANCE

has determined that combining the positions of Executive Chairman and Chief Executive Officer is most appropriate for the Company at this time. Having Mr. Schottenstein in this combined position provides unified leadership and direction to the Company and strengthens his ability to develop and implement strategic initiatives. His duties include presiding over meetings of the Board, setting meeting agendas and schedules of the Board in collaboration with the Lead Independent Director, and providing strategic insight and guidance to the Board. Our Board believes that the current Board composition, along with an emphasis on Board independence, provides effective independent oversight of management. Mr. Spiegel served as our Lead Independent Director for Fiscal 2018.

Our Corporate Governance Guidelines establish robust and well-defined duties for our Lead Independent Director. Our Board’s support of the current leadership structure is premised on these duties being transparently disclosed, comprehensive in nature and actively exercised. The Lead Independent Director is responsible for:

•	Presiding over the meetings of independent directors;

•	Serving as a liaison between the Chair and independent directors;

•	Having input on information sent to the Board;

•	Collaborating with the Chair on meeting agendas for the Board; and

•	Approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and, if requested by major stockholders, is available, when appropriate, for consultation and direct communication with our stockholders. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing independent oversight of the Company.

Board Practices

Meetings of Independent Directors

The Board’s policy is to have the independent directors meet separately in executive session in connection with each regularly scheduled Board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director will preside and lead the discussion.

Self-Assessments

We annually evaluate the performance of the Board and its Committees. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds.

Director Education/Orientation

Our Board believes that director education is vital to the ability of directors to fulfill their roles, and supports Board members in their continuous learning. The Board encourages directors to participate annually in external continuing director education programs, and we reimburse directors for their expenses associated with this participation. Our directors also attend professional development forums and industry-leading conferences convened by the NACD, external accounting firms and retail/brand organizations focused on topics that are relevant to their duties as a director. Continuing director education is also provided during Board meetings and other Board discussions as part of the formal meetings, and as stand-alone information sessions outside of meetings. Each year, we hold a two-day educational program covering topics such as business developments and strategy, developments in corporate governance, evolving retail trends and fiduciary duties. During Fiscal 2018, our Board participated in roundtable discussions with our advisors on topics including governance matters, executive compensation, regulatory developments and workplace culture and anti-harassment; and with management on numerous subjects, including learnings from our stockholder engagement activities, regulatory developments, technology, crisis management and cybersecurity.

All new directors also participate in our director orientation program during their first six months on our Board. The Board believes that it is important for each newly elected director to have an understanding of our Company, the specialty retail industry, and his or her duties as a director. We provide this initial information through a combination of reference materials, formal meetings with

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CORPORATE GOVERNANCE

business leaders and tours of our facilities/store locations. The orientation program is designed to familiarize new directors with the Company’s businesses, strategies and challenges. We believe this on-boarding approach over the first six months of Board service, coupled with participation in regular Board and committee meetings, provides new directors with a strong foundation in our company’s businesses, connects directors with members of management with whom they will interact and oversee, and accelerates their effectiveness to engage fully in Board deliberations.

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These Committees are governed by written charters, which were approved by the Board and are available on our Investors website at investors.ae.com.

The following sets forth Committee memberships as of the date of this Proxy Statement.

Director	Audit Committee	Compensation Committee	Nominating Committee

Jay L. Schottenstein, Executive Chairman of the Board and Chief Executive Officer	—	—	—

Sujatha Chandrasekaran		—	—

Deborah A. Henretta		—	—

Thomas R. Ketteler

Cary D. McMillan

Janice E. Page

David M. Sable		—	—

Noel J. Spiegel, Lead Independent Director

= Member	= Committee Chair	= Audit Committee Financial Expert

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CORPORATE GOVERNANCE

Board Committee Responsibilities
	Responsibilities	Committee Members	Meetings in Fiscal 2018

AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board with oversight of:

•   the integrity of the financial statements;

•   the qualifications, performance and independence of the independent registered public accounting firm;

•   the performance of the internal audit function; and

•   our compliance with regulatory and legal requirements, including the financial reporting and disclosure process.

The Audit Committee also reviews and approves the terms of any new related party agreements, as required, in accordance with the policy developed and approved by the Audit Committee.

The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards.

		Sujatha Chandrasekaran Deborah A. Henretta Thomas R. Ketteler * Cary D. McMillan * Janice E. Page David M. Sable Noel J. Spiegel (Chair)* * Audit Committee financial experts	14

COMPENSATION COMMITTEE

The primary function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other matters, the Compensation Committee:

•   reviews, recommends and approves salaries and other compensation of executive officers; and

•   administers our stock award and incentive plans (including reviewing, recommending and approving stock award grants to executive officers).

The Compensation Committee has the authority to retain a compensation consultant after taking into consideration all factors relevant to the adviser’s independence from management, including those specified in Section 303A.05(c) of the NYSE Listed Company Manual.

The Compensation Committee has the authority to delegate its authority to subcommittees, including subcommittees consisting solely of one or more persons, other Board members, and/or officers. Additionally, the Compensation Committee may delegate to the CEO the authority to review and grant equity awards to employees who are not executive officers. In accordance with this authority, the Compensation Committee has delegated its authority to the CEO to grant stock-based awards under our equity plan with a grant value of $250,000 or below to non-executive officers.

		Thomas R. Ketteler Cary D. McMillan (Chair) Janice E. Page Noel J. Spiegel	9

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CORPORATE GOVERNANCE

Board Committee Responsibilities
	Responsibilities	Committee Members	Meetings in Fiscal 2018

NOMINATING COMMITTEE	The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to: • the organization and operation of the Board; • selection of nominees for election to the Board; • the evaluation of Board procedures and performance; and • social corporate responsibility and other corporate governance matters. The Nominating Committee developed and reviews annually our Corporate Governance Guidelines, which were adopted by the Board and are available under the ”Corporate Governance” section of our website at investors.ae.com.	Thomas R. Ketteler Cary D. McMillan Janice E. Page (Chair) Noel J. Spiegel	6

Stockholder Outreach

We welcome feedback and value regular dialogue with our stockholders. In Fiscal 2018, the Company continued to have extensive engagement with our stockholders. On a regular basis, we invite stockholders to visit with senior management. These meetings generally include our Executive Chairman and Chief Executive Officer, our Chief Financial Officer, Brand Presidents and Investor Relations Officer. We also participate in numerous investor conferences and events, during which we meet with current and prospective shareholders. These meetings are generally focused on company performance and our long-term strategic initiatives, aimed at driving growth and stockholder returns. These discussions were consistently reported to the Board, and management and the Board discussed comments and business insights provided by such stockholders. We expect to continue such discussions prior to the Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on an ongoing basis.

Communications with the Board

The Board provides a process for stockholders and all interested parties to send communications to the independent members of the Board, as described on our Investors website at investors.ae.com.

Stockholders wishing to communicate with the Board may send an email to boardofdirectors@ae.com or write to: American Eagle Outfitters, Inc. at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, PA 15203, c/o the Corporate Secretary. Communications intended for a specific director or directors (such as the Lead Independent Director or independent directors) should be addressed to his, her or their attention c/o the Corporate Secretary at this address. Communications received from stockholders are provided directly to Board members following receipt of the communications (other than spam, junk mail, mass mailings, solicitations, resumes, job inquiries, or other matters unrelated to the Company).

Director Attendance

During Fiscal 2018, the Board met five times and each member of the Board attended no fewer than 75% of the total number of meetings of the Board and of the Board Committee(s) on which such director served for the period of such service. It is our expectation, but not a requirement, that all current directors attend the Annual Meeting of Stockholders. All members of the Board then serving on the Board, except for one director who could not attend due to a medical reason, attended our 2018 Annual Meeting.

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CORPORATE GOVERNANCE

Related Party Transactions

We have a Related Party Transaction Policy (the “Policy”) to allow us to identify, document and properly disclose related party transactions. The Policy applies to our directors and executive officers as well as all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which we or any of our subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include, without limitation, those for the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, if a related party or a member of such related party’s immediate family is a supplier of goods or services or owns or is employed by a business that supplies us; or if a member of such related party’s immediate family is employed by us; or if an applicable related party serves on the board of directors of a business that supplies goods or services to us, that transaction is a related party transaction. Certain related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, director or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, our General Counsel and our Chief Financial Officer. Each quarter, each individual covered by the Policy is required to provide a certification regarding the existence of any related party transactions which have not been fully and accurately disclosed in our filings with the SEC.

In the ordinary course of business, we have entered into agreements with affiliates of Jay L. Schottenstein, our Executive Chairman of the Board and Chief Executive Officer. We believe that each of these agreements is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. The material terms of these transactions are described below. In each case, the transaction was approved in advance by the Audit Committee in accordance with our Policy.

Leases

During Fiscal 2016, we entered into a store lease for an AE flagship store in Las Vegas with SG Island Plaza LLC (“SG Island Plaza”), an entity in which an affiliate of Mr. Schottenstein has a 25% interest. Pursuant to that lease, we incurred rent and other expenses of approximately $2.7 million during Fiscal 2018. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2018. The lease expires in September 2027.

In April 2018, we entered into a store lease for an Aerie store in Las Vegas with SG Island Plaza. Pursuant to that lease, we expect to pay rent, together with other expenses, of approximately $1.6 million annually (subject to annual adjustments), in addition to an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. We incurred rent and other expenses under the lease of approximately $0.5 million during Fiscal 2018. The Company did not incur any percentage rent payments related to this lease in Fiscal 2018. The lease expires in January 2029.

Agreement for Media Services

The Company has an agreement with Retail Entertainment Design, LLC (“R.E.D.”) for in-store music program services. A majority of R.E.D. is owned by Jubilee-RED LLC, which is indirectly owned by trusts for which Mr. Schottenstein serves as trustee. Mr. Schottenstein does not receive any remuneration for serving as trustee of the trusts. Payments by the Company to R.E.D. during Fiscal 2018 under the agreements totaled approximately $0.8 million.

DSW Inventory Purchase

During Fiscal 2018, the Company entered into a one-time transaction for the sale of handbags to Designer Brands Inc. (NYSE: DSW) (“DSW”) for approximately $0.8 million. Mr. Schottenstein is the Executive Chairman of DSW and, as of March 29, 2019, beneficially owned approximately 11,473,375 DSW Class A Common Shares and approximately 7,720,154 DSW Class B Common Shares.

Green Growth Brands Merchandise Agreement

The Company entered into transactions with Green Growth Brands LLC (“GGB”) in Fiscal 2018 for the purchase of AE and Aerie inventory totaling $0.7 million. The Company expects to enter into additional transactions with GGB in the future, the terms of which have not yet been finalized. An affiliate of Mr. Schottenstein owns approximately 20% of GGB.

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. The table below sets forth the compensation for directors who were not employees of the Company during Fiscal 2018. In addition, we pay

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CORPORATE GOVERNANCE

attorneys’ fees related to the preparation and filing of director stock ownership forms with the SEC. We also reimburse travel expenses to attend Board and Committee meetings and director continuing education expenses. The Compensation Committee is charged with reviewing and making recommendations to the Board regarding director compensation. In making its recommendations, the Compensation Committee considers the overall size of the Board, the significant time committed by each of our directors to the performance of their duties, as well as peer data and input from the Compensation Committee’s independent compensation consultant. In the past, the Compensation Committee has engaged FW Cook to conduct comprehensive reviews and competitive assessments of the Company’s non-employee director compensation program. The Board did not make any changes to its director compensation program during Fiscal 2018.

Fiscal 2018 Director Compensation(1)
Name	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Sujatha Chandrasekaran	$81,400	$130,400	$211,800
Thomas R. Ketteler	$152,500	$150,000	$302,500
Cary D. McMillan	$175,000	$150,000	$325,000
Janice E. Page	$170,000	$150,000	$320,000
David M. Sable	$97,500	$150,000	$247,500
Noel J. Spiegel	$245,000	$150,000	$395,000

(1)

Fiscal 2018 refers to the fifty-two week period ended February 2, 2019. Ms. Henretta did not join the Board until February 14, 2019 and, thus, did not receive Fiscal 2018 compensation from the Company for her services on the Board.

(2)

Amounts represent fees earned or paid during Fiscal 2018. The table below sets forth the annual director cash fees, which are payable in installments on the first business day of each calendar quarter.

Annual Retainer	$65,000
Additional Annual Retainer for Committee Service (per Committee)	$20,000
Additional Annual Retainer for Committee Chairs
Audit Committee	$40,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$15,000
Additional Annual Retainer for Lead Independent Director	$50,000

The Board has a per meeting fee of $2,500 for any Board and/or Committee meetings attended by a non-employee director in excess of the planned number of meetings for the fiscal year. The additional meeting fees are payable quarterly following the end of the previous quarter. For Fiscal 2018, the amounts above under the Fees Earned or Paid in Cash column include the following additional meeting fees: Ms. Chandrasekaran —$7,500; Mr. Ketteler—$27,500; Mr. McMillan—$30,000; Ms. Page—$30,000; Mr. Sable—$12,500; and Mr. Spiegel—$30,000.

(3)

Amounts include stock awards granted in Fiscal 2018 valued on the date of grant. Non-employee directors receive an automatic, fully vested stock grant of a number of shares equal in value to $37,500 based on the closing sale price per share of our stock on the first day of each calendar quarter under our 2017 Stock Award and Incentive Plan, as Amended and Restated Effective March 14, 2018 (the “2017 Plan”). Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of share units. Messrs. Ketteler, McMillan and Spiegel elected to defer their quarterly share retainers during calendar 2018 and 2019. Ms. Henretta and Mr. Sable also elected to defer their quarterly share retainer during calendar 2019.

See “Ownership of Our Shares” for information about stock ownership guidelines applicable to our Board.

Compensation of Executive Chairman of the Board

Jay L. Schottenstein, our Chief Executive Officer, also serves as our Executive Chairman of the Board and does not receive additional compensation for this role. Mr. Schottenstein’s Fiscal 2018 compensation is set forth under the section titled “Compensation Tables and Related Information.”

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PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending February 1, 2020. In the event the stockholders do not ratify the appointment of EY, the Audit Committee will reconsider its appointment. In addition, even if the stockholders ratify the appointment of EY, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of EY are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report for the year ended February 2, 2019 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by the PCAOB and has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 2, 2019 for filing with the Securities and Exchange Commission.

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Audit Committee of the Board of Directors.

Noel J. Spiegel (Chair)

Sujatha Chandrasekaran

Deborah A. Henretta

Thomas R. Ketteler

Cary D. McMillan

Janice E. Page

David M. Sable

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2018, EY served as our independent registered public accounting firm and, in that capacity, rendered an unqualified opinion on our consolidated financial statements as of and for the year ended February 2, 2019.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

Description of Fees	Fiscal 2018	Fiscal 2017
Audit Fees	$1,698,800	$1,666,140
Audit-Related Fees	26,250	25,000
Tax Fees	381,487	438,832
All Other Fees	2,000	2,000
Total Fees	$2,108,537	$2,131,972

“Audit Fees” include fees billed for professional services rendered in connection with (1) the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports; (2) statutory audits of foreign subsidiaries; and (3) services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for internal control reviews and audits of the Company’s employee benefit plan. “Tax Fees” primarily include fees billed related to federal, state and local tax compliance and consulting. “All Other Fees” include fees billed for accounting research software.

The Audit Committee has adopted a policy that requires pre-approval of all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting. All audit and non-audit services provided to the Company by EY during Fiscal 2018 were pre-approved by the Audit Committee in accordance with such policy.

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PROPOSAL THREE: ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing stockholders with an advisory vote on the overall compensation of our named executive officers. In accordance with the results of the stockholder vote at the 2017 Annual Meeting, advisory votes on the overall compensation of our named executive officers are held every year, and there will be another such vote at the 2020 Annual Meeting.

As discussed in the “Compensation Discussion and Analysis” section below, our executive compensation program is based on four core principles: performance, competitiveness, affordability and simplicity. We believe that our program design implements these principles and provides the framework for alignment between executive compensation opportunities and long-term strategic growth. Based on the advisory vote at the 2018 Annual Meeting on our executive compensation program, which was approved by approximately 97% of the votes cast, we are confident that our stockholders agree.

We have an ongoing commitment to ensuring that our executive compensation plans are aligned with our principles and evolve as the industry and business changes. We continue to engage with our stockholders to gain an understanding of their key perspectives on all aspects of the business and the broader industry, including compensation programs. We continue to evaluate and enhance plan design to align with leading practices in executive compensation.

We urge our stockholders to read the following “Compensation Discussion and Analysis” for information on our executive compensation program.

In summary, we believe that our executive compensation program has provided and continues to provide appropriate incentives and remains responsive to our stockholders’ views. Accordingly, the following resolution will be submitted for a stockholder vote at the 2019 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the Annual Meeting.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that the stockholders vote “FOR” the

approval of the compensation of our named executive officers as set forth in this

Proxy Statement for the Annual Meeting.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, objectives, policies, and practices with respect to our NEOs for Fiscal 2018. The following officers comprise our Fiscal 2018 NEOs:

• Jay L. Schottenstein, our Chief Executive Officer (the “CEO”);
• Robert L. Madore, our Executive Vice President, Chief Financial Officer (the “CFO”);
• Charles F. Kessler, our Global Brand President, American Eagle (the “Global Brand President, AE”);
• Jennifer M. Foyle, our Global Brand President, Aerie (the “Global Brand President, Aerie”); and
• Michael R. Rempell, our Executive Vice President, Chief Operations Officer (the “COO”).

This CD&A is organized as follows: (i) an Executive Summary setting forth our Business & Leadership Overview for Fiscal 2018, our focus for Fiscal 2019, our Compensation Program Objectives and Philosophy, and our Executive Compensation Highlights; (ii) a discussion of our Executive Compensation Program, including our Fiscal 2018 Goal Setting Process and Compensation Considerations, Compensation Benchmarking, and details regarding each element of our annual compensation; and (iii) additional compensation information, including tax considerations and change in control and other arrangements.

EXECUTIVE SUMMARY

Fiscal 2018 Business & Leadership Overview

Our highly-performing management team led AEO to achieve strong results in Fiscal 2018. By executing on their strategic vision, the team successfully grew the AE brand to be the #1 denim retailer in the nation for women, accelerated Aerie growth to post a 29% annual comparable sales increase for the brand, and improved customer experiences through innovative marketing, digital and field talent initiatives. The result was a record $4 billion in annual revenue with increased operating profit. AEO posted its fourth straight year and sixteenth consecutive quarter of positive comparable sales, achieving 8% comparable growth in Fiscal 2018 on top of the 4% increase from last year. Net income was $1.47 per diluted share this year, compared to $1.13 per diluted share last year. On an adjusted basis, net income per diluted share this year increased 28% to $1.48, compared to adjusted net income per diluted share of $1.16 last year.(1)

Financial highlights of Fiscal 2018 are as follows:

•	Total Company revenue grew 6% to approximately $4 billion;

*	Compounded annual growth rate

(1)	See Appendix A of this Proxy Statement for additional detail on comparable sales, adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Fiscal 2018 represented our fourth consecutive year of comparable sales growth, with consolidated comparable sales rising by 8%;

•

The Company’s store performance strengthened throughout the year, and AEO successfully capitalized on talent initiatives, improved mall trends and stronger merchandise collections to register positive brick-and-mortar comparable sales increases at both AE and Aerie throughout the year. AEO’s digital sales continued to increase, expanding by 13% for the year. At over $1.1 billion in annual sales and strong profit margins, our digital channel now represents 28% of our sales;

•

We ended Fiscal 2018 with $425 million in cash and short-term investments and no debt, even after investing $189 million into capital projects and returning approximately $242 million to stockholders through share repurchases and cash dividends, which included a 10% dividend increase in March 2018. Operating and Free Cash Flow(1) continued to expand in Fiscal 2018, reaching $457 million and $267 million, respectively; and

(1)	See Appendix A of this Proxy Statement for additional detail on comparable sales, adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

•	We continue to outperform in the retail sector. Our Fiscal 2018 TSR was 20%, and our three-year relative TSR is at the top of our proxy peer group.

We believe our compensation practices align the interests of our executives with those of our stockholders. Further, the executive compensation-related decisions made by the Compensation Committee during the past year contributed to our significant performance milestones and will position us to continue to drive consistent results in an increasingly dynamic retail environment. Specifically:

•

Increases in compensation to reflect the changing scope of responsibilities taken on by the senior management team, as well as to better position our executives vis-à-vis their retail peers, led to better compensation alignment;

•	A significant amount of “at risk” executive compensation incentivizes sustained high performance;

•	An annual incentive bonus payout that was earned at 120% of target for Fiscal 2018 appropriately recognizes consistent industry leading results;

•	An annual distribution of a mix of long-term incentive vehicles rewards the achievement of industry-leading TSR and longer term financial goals; and

•	A long-term retention grant of equity to our Brand Presidents, CFO and COO promotes leadership collaboration to achieve our strategic business initiatives and supports leadership continuity.

Our Focus for Fiscal 2019

We have significant momentum going into Fiscal 2019, and we believe that our brands are well positioned for future growth.

Planned areas of focus for 2019 include:

✓	Continuing to fuel AE growth, capitalizing on its leading position in jeans and bottoms with innovative new products that deliver both quality and value.

✓	Taking Aerie to $1 billion in sales, celebrating female empowerment and body positivity while offering merchandise women feel good wearing.

✓

Providing shopping experiences that our customers love, both in-stores and online, as we continue to invest in omni-channel capabilities, data analytics and interactive communication that deepens our customers’ relationships with our brands.

✓	Keeping it REAL and staying true to our corporate purpose: to show the world that there is REAL power in the optimism of youth.

✓	Continuing to create value for all of our stakeholders, including by generating continued strong stockholder returns.

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COMPENSATION DISCUSSION AND ANALYSIS

Our talented leadership team has the ability and expertise to deliver on our strategic initiatives and drive future value for all of our stakeholders. We are excited for 2019 and beyond!

Compensation Program Objectives and Philosophy

The overall philosophy of our executive compensation program is to attract and retain highly skilled, performance-oriented executives who live our brand and embody its spirit of authenticity and innovation, and to incentivize them to achieve outstanding results for all stakeholders within the framework of a principles-based compensation program.

We focus on the following core principles in structuring an effective compensation program that meets our stated philosophy:

Performance

•  We align executive compensation with the achievement of measureable operational and financial results and increases in stockholder value.

•  Our program includes significant performance-based remuneration that creates a meaningful incentive to achieve challenging performance objectives.

•  Our program features a substantial long-term incentive component, which aligns executive interests with those of our stockholders and serves to retain executive talent through a multi-year vesting schedule.

•  Long-term incentive design that varies actual compensation above or below the targeted compensation opportunity based on the degree to which performance goals and changes in stockholder value are attained over time.

Competitiveness

•  Executive compensation is structured to be competitive relative to a group of retail peers taking into consideration company size relative to peers and recognizing our emphasis on performance-based compensation.

•  Target total compensation for individual NEOs varies based on a variety of factors, including the executive’s skill set and experience, historic performance, expected future contributions and the importance of each position to us.

Affordability

•  Our compensation program is designed to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained.

•  We structure our incentive plans to maximize financial efficiency by establishing programs that are intended to be tax deductible (whenever it is reasonably possible to do so while meeting our compensation objectives) and accounting efficient by striving to make performance-based payments aligned with expense.

Simplicity	• We focus on simple, straightforward compensation programs that our associates and stockholders can easily understand.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Highlights

Our compensation program design provides a framework for alignment between executive compensation and our long-term Company objectives and financial performance. We continually review leading practices in corporate governance and executive compensation and consider changes to our program to align with best practices, ensure competitiveness in order to attract and retain experienced executives in our industry, and reinforce the alignment between pay and performance.

The following table highlights the Company’s practices relating to our executive compensation program.

American Eagle Outfitters’ Executive Compensation Checklist

✓ A Compensation Committee composed entirely of independent directors oversees the Company’s executive compensation policies and decisions

✓ The Compensation Committee utilizes an independent compensation consulting firm, FW Cook, which does not provide any other services to the Company

✓ We have executive stock ownership guidelines (six times base salary for our CEO, and three times base salary for our other NEOs)

✓ We pay for performance. The majority of our NEOs’ total compensation opportunities are performance-based and “at-risk”

✓ Our long-term incentive plan does not allow for the payment of dividends or dividend equivalents on unearned PSU awards or unvested RSU awards

✓ We do not maintain (i) employment contracts of defined length with our CEO or NEOs, or (ii) multi-year guarantees for base salary increases, bonuses, or long-term incentives

✓ We have a robust clawback policy with respect to both cash and equity incentive awards

✓ We have an anti-hedging and anti-pledging policy

✓ We provide only limited perquisites

✓ We do not provide tax gross-ups on change-in-control benefits

✓ We have not repriced stock options nor are we able to do so without stockholder approval

✓ We have double-trigger cash severance and long-term incentive vesting in the event of a change-in-control

✓    No excessive risk-taking. The Compensation Committee closely monitors the risks associated with our executive compensation program and individual executive compensation decisions to determine they do not encourage excessive risk-taking

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COMPENSATION DISCUSSION AND ANALYSIS

OUR EXECUTIVE COMPENSATION PROGRAM

Fiscal 2018 Goal Setting Process and Compensation Considerations

Goal Setting:

We are committed to setting incentive goals that are aligned with delivering strong financial performance and returns to our stockholders, while also enabling the successful execution of our strategy. This includes building a solid foundation for long-term growth while consistently delivering near-term results. During Fiscal 2018, management was focused on growing the AE brand by becoming the #1 jeans retailer in the nation, accelerating the growth of Aerie, and improving the customer experience with innovative digital and in-store initiatives to increase key sales metrics. Specific 2018 achievements include the continued growth of the AE brand to be the #1 denim destination for women in the United States, the emergence of Aerie as one of the most influential brands in the market, coupled with industry-leading financial results, and the introduction of new product categories, talent initiatives and innovative marketing campaigns that fueled both our in-store and digital sales.

Compensation Considerations:

The Compensation Committee considered a variety of factors when making compensation decisions in Fiscal 2018, including our performance relative to pre-established goals, our consistently strong delivery of results, our corporate governance practices, and our financial and operational performance relative to peers in the context of a highly competitive retail environment.

In early Fiscal 2018, the Compensation Committee set annual cash incentive plan target goals, measured on Earnings Before Interest and Taxes (“EBIT”), at levels that represented a significant challenge for the Company. Our strong performance not only met target level performance, but exceeded it, resulting in a 120% of target cash incentive bonus payout even in light of these aggressive performance goals.

The Committee also set goals for our annual grant of performance-based equity awards. The goals for this grant cycle, spanning a performance period of Fiscal 2018 – Fiscal 2020 will be measured on Earnings Before Taxes (“EBT”).

In addition to financial and operational performance, the Compensation Committee and management also considered alignment with our compensation program principles, as well as corporate governance best practices, when making compensation decisions.

Role of Our Compensation Committee:

The Board has delegated authority to the Compensation Committee to develop and approve the overall compensation program for our NEOs, including the authority to establish and award annual base salaries, annual incentive bonuses and long-term incentive awards pursuant to our stockholder-approved incentive plans. Furthermore, the Compensation Committee reviews and approves changes to our compensation peer group, as appropriate. In making its decisions, the Compensation Committee takes into consideration a variety of factors, including suggestions made by the CEO, compensation consultants and the Company’s external advisory firms. The Compensation Committee acts in accordance with its charter, which can be found on our Investors website at investors.ae.com.

Role of Executive Officers in Compensation Decisions:

Our CEO annually reviews the performance of each NEO and makes recommendations to the Compensation Committee with respect to each element of executive compensation for the NEOs, excluding himself. The CEO considers Company, brand and individual performance and market positioning in his recommendations to the Compensation Committee with regard to total compensation for all NEOs. The Compensation Committee makes the final determination of individual compensation levels and awards, taking into consideration the CEO’s recommendations. CEO compensation is determined with input from the compensation consultant, FW Cook, informed by market benchmarking, and ultimately approved by the Compensation Committee.

Role of Compensation Consultants:

The Compensation Committee has the authority under its charter to retain outside consultants or advisors for assistance. In accordance with this authority, during Fiscal 2018, the Compensation Committee continued to retain the services of FW Cook as its outside independent compensation consultant to advise on matters related to CEO and other executive compensation. The services provided by FW Cook are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. The Compensation Committee reviewed its relationship with FW Cook and determined that there are no conflicts of interest pursuant to applicable SEC and NYSE requirements. FW Cook does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analysis, recommendations or other market data.

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COMPENSATION DISCUSSION AND ANALYSIS

Under the direction of the Compensation Committee, FW Cook interacts with members of the senior management team to provide insights into market practices and ensure that management is aware of emerging best practices and market trends. In Fiscal 2018, representatives from FW Cook contributed to this CD&A and assisted with a review of incentive plan design, various matters related to executive compensation and an evaluation of the compensation peer group. During Fiscal 2018, management also engaged Korn Ferry to advise on the structure and amount of the 2018 Equity Retention Awards granted to Messrs. Kessler, Madore and Rempell and Ms. Foyle.

Response to 2018 Advisory Vote on Executive Compensation:

At our 2018 Annual Meeting of Stockholders, approximately 97% of shares present and voting supported, on an advisory basis, the compensation of our NEOs. While this vote demonstrated a very high level of support for our compensation program, our executive team remained engaged with stockholders throughout Fiscal 2018 to obtain an understanding of their views on a variety of issues. As a result of this engagement and the high level of support evidenced by our stockholders’ vote at the 2018 Annual Meeting of Stockholders, the Compensation Committee determined that our compensation incentive programs are achieving their respective goals and did not take any specific action in response to the 2018 say-on-pay vote or such engagement.

Compensation Benchmarking

In determining NEO compensation, the Compensation Committee reviews and takes into account the compensation practices of comparable companies. The Compensation Committee considers three key factors in choosing the companies that comprise our peer group:

•	Talent – Companies with which we compete for executive-level talent;

•	Size – Companies with comparable revenue; and

•	Comparability – Companies within the retail industry with which we compete for customers and investors.

Other selection criteria include e-commerce omni-channel retailing and a review of those companies listed as our peers by proxy advisory firms. We evaluate our peer group on an annual basis and propose changes when appropriate. For Fiscal 2018, our peer group consisted of 19 companies. We approximate the median of the peer group based on revenue, with our market capitalization within the second quartile of the peer group’s range. Peer group data also is supplemented as needed with additional data from various retail and general industry market surveys, as adjusted to reflect our revenue scope. There were no changes made to the peer group in Fiscal 2018.

The Compensation Committee approved one change to our peer group effective for Fiscal 2019, based upon an analysis performed by FW Cook. One company, Levi Strauss, was added to the peer group and no companies were removed, increasing the peer group size to 20 for Fiscal 2019 while maintaining our relative size position near the median in terms of revenues and in the second quartile in terms of market capitalization.

*	Levi Strauss & Co. will be added in 2019

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COMPENSATION DISCUSSION AND ANALYSIS

How We Pay Our Executives and Why: Elements of Annual Compensation

Our executive annual compensation program includes fixed components (base salary, benefits and limited executive perquisites) and variable components (annual bonus and long-term incentive awards), with the heaviest weight generally placed on the variable, or “at-risk” components. For Fiscal 2018, a significant majority of our NEOs’ target annual direct compensation, which includes base salary, target annual bonus and long-term incentives, was weighted toward at-risk compensation, as shown by the charts below.

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COMPENSATION DISCUSSION AND ANALYSIS

Standard Elements of Compensation:

The compensation for our NEOs is (i) balanced to provide a mix of cash and long-term incentive awards and (ii) focused on both annual and long-term performance to ensure that executives are held accountable and rewarded for achievement of both annual and long-term financial and strategic objectives.

Element of Compensation	Form and Objective	Fiscal 2018 Information	Alignment to Strategic Plan

Base Salary

•  Delivered in cash.

•  Provides a baseline compensation level that delivers cash income to each NEO, and reflects his or her job responsibilities, experience, skill set and contribution to the Company.

•  Our CEO did not receive a base salary increase for Fiscal 2018.

•  Other NEOs received salary increases that ranged between 3-10%, based upon their individual performance and market position. None of our NEOs received base salary increases for Fiscal 2017.

• Base salaries set at competitive market levels that enable us to attract and retain qualified, high caliber executive officers to lead and implement our strategy.

Annual Incentive Bonus	• Delivered in cash. • Provides an opportunity for additional income to NEOs if pre-established annual performance goals are attained, which focuses our NEOs on key annual objectives.

•  For Fiscal 2018, the annual incentive bonus was based upon the Company achieving EBIT at pre-determined threshold, target and stretch performance levels. Performance was realized between target and stretch, resulting in a 120% of target payout.

•  Annually, the Compensation Committee establishes performance metrics and goals that align with our strategic plan.

•  The selection of EBIT as the performance measure for Fiscal 2018 reflects a continued focus on profitable growth.

Annual Long-Term Incentive Awards	• Delivered in PSUs, RSUs and stock options. • Aligns our NEOs’ financial interests closely with those of our stockholders. • Links compensation to the achievement of multi-year financial goals.

•  PSUs represent 50% of the annual target grant values and vest between threshold and stretch level only to the extent that the pre-established, three-year performance goals are met. If performance falls below the threshold, the award is forfeited in full.

•  RSUs represent 25% of the annual equity grant target value and vest ratably over three years from the grant date based on continued service.

•  Stock options represent 25% of the annual equity grant target value, vest ratably over three years from the grant date and provide compensation only to the extent that our share price appreciates.

• Aligns NEO compensation with our longer-term performance objectives and changes in stockholder value over time.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2018 Compensation

The following provides additional details around our compensation components and related decisions for Fiscal 2018. Our executive compensation program places a considerable amount of compensation at risk to cultivate a pay-for-performance environment.

Base Salary

Base salaries typically represent approximately 16% to 29% of each NEO’s target total direct compensation and are reviewed annually after considering the following factors:

•	The scope and responsibility of the NEO’s position;

•	The achievement of strategic and operational business goals;

•	The climate in the retail industry, general economic conditions, and other factors;

•	Each NEO’s experience, knowledge, skills and personal contributions;

•	The level of overall compensation paid by competitors for similar positions in the retail industry; and

•	The appropriate balancing of base salary against “at risk” compensation.

Base salary increases, where applicable, typically are effective in the first quarter of the new fiscal year. For Fiscal 2018, the CEO did not receive a base salary increase. The salary increase for the NEOs were as follows:

•	CFO: a 3% increase to reflect improved reporting, expense management and financial planning and analytics instituted by Mr. Madore;

•	COO: a 9% increase to reflect new responsibilities for corporate strategy and strong results in digital and sourcing initiatives led by Mr. Rempell;

•	Global Brand President, AE: a 6% increase to reflect new responsibilities for brand marketing and strong brand performance for AE led by Mr. Kessler; and

•	Global Brand President, Aerie: a 10% increase to reflect new responsibilities for brand marketing and strong brand performance for Aerie led by Ms. Foyle.

Fiscal 2018 Annual Incentive Bonus

Our NEOs are eligible for annual cash incentive awards, the achievement of which is based upon the Company meeting pre-established performance goals that focus the executive team on key annual objectives and business drivers that support a disciplined growth in revenue and profits. The Compensation Committee selected EBIT as the performance measure because it reflects both sales growth and expense management initiatives, is controllable by the NEOs and is also directly linked to the Company’s long-term growth and stockholder value. The Compensation Committee establishes each NEO’s annual incentive bonus opportunity as a percentage of his or her base salary.

The resulting target bonus award opportunities constitute about 25% to 28% of each NEO’s target total direct compensation. During Fiscal 2018, the target bonus award opportunities for the NEOs were as follows:

•	CEO: 175% of base salary;

•	CFO: 90% of base salary;

•	COO: 90% of base salary;

•	Global Brand President, AE: 130% of base salary; and

•	Global Brand President, Aerie: 130% of base salary.

Based upon pre-established goals and achievement of the same, actual annual incentive bonus payments each year are calculated as follows (with straight-line interpolation between points):

•	0% payout for below threshold performance;

•	25% of the targeted percentage amount at the threshold level of performance;

•	100% of the targeted percentage amount at the target level of performance; and

•	200% of the targeted percentage amount if we achieve goals that are substantially above our business plan for the fiscal year.

For Fiscal 2018, the Compensation Committee established a performance goal for the annual incentive bonus payouts based upon the financial metric of the Company’s achievement of a minimum EBIT of $307M for a threshold payout, $336M (6% growth from prior year) for a target payout, and $366M (representing 15% growth from prior year) for a stretch payout, with performance between percentiles interpolated. EBIT was used because it is a performance measure over which executives can have significant impact, reflects both sales growth and expense management initiatives, and is also directly linked to the Company’s long-term growth and stockholder value.

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COMPENSATION DISCUSSION AND ANALYSIS

As is our practice, Fiscal 2018 annual incentive bonus goals were set early in the year at relatively aggressive levels. Our EBIT performance for the year of $342M exceeded the target incentive bonus goals and, accordingly, a payout of 120% was earned.

Executive Officer	2018 Target Annual Incentive Awards	2018 Actual Annual Incentive Award Payouts(1)
CEO	$2,625,000	$3,150,000
CFO	$787,500	$937,731
Global Brand President, AE	$1,170,000	$1,383,168
Global Brand President, Aerie	$1,105,000	$1,294,517
COO	$720,000	$845,100

(1)	2018 Annual Incentive Award Payouts are calculated based up on fiscal year earnings versus current salaries

Fiscal 2018 Long-Term Incentive Awards

We utilize a combination of at-risk, time- and performance-based long-term incentive awards, which are granted on an annual basis, to focus management on long-term corporate performance and sustainable earnings growth. Long-term incentive awards generally comprise approximately 44% to 56% of a NEO’s target total direct compensation. In Fiscal 2018, we awarded a combination of PSUs (50%), RSUs (25%), and stock options (25%) to our NEOs. We believe this mix maintains a heavy emphasis on equity tied to performance, as the NEOs’ PSU and stock option awards comprise, in the aggregate, 75% of the overall equity grant value.

The Compensation Committee determined the following Fiscal 2018 target regular cycle long-term incentive opportunities for each NEO based on his or her overall responsibilities, contributions to the business, and market position. With respect to Mr. Schottenstein, the Compensation Committee determined his long term incentive award grant value within the context of his expertise, sizeable contributions to the success of the business, overall compensation position relative to peers, and lack of a target annual cash compensation increase in both 2017 and 2018.

Executive Officer	2018 Target Long-Term Incentive: PSU Awards	2018 Long-Term Incentive: RSU Awards	2018 Long-Term Incentive: Stock Option Awards	2018 Target Total Long-Term Incentive Award
CEO	$2,687,500	$1,343,750	$1,343,750	$5,375,000
CFO	$500,000	$250,000	$250,000	$1,000,000
Global Brand President, AE	$1,250,000	$625,000	$625,000	$2,500,000
Global Brand President, Aerie	$1,250,000	$625,000	$625,000	$2,500,000
COO	$750,000	$375,000	$375,000	$1,500,000

PSUs: PSUs represented approximately 50% of the value of each NEO’s overall annual long-term incentive award for Fiscal 2018. We determine the number of target PSUs based on the overall dollar grant value of the award divided by the closing price per share of our common stock on the grant date. Dividend equivalents on the PSUs are reinvested in additional units and paid out only to the extent the associated PSUs vest.

Annual PSU grants cliff vest, if at all, at the end of a three-year performance period. Fiscal 2018 PSUs vest upon achievement of pre-established three-year EBT growth goals. Performance goals are expressed as a percentage of EBT growth per year for threshold, target and stretch vesting levels, with the annual growth rate for each performance level established at the outset of the three-year period. We believe that the selection of EBT growth provides for diversification of metrics between the annual incentive bonus and the PSU plan.

If threshold performance is not met, the PSUs do not vest and all underlying shares are forfeited. Vesting based on the three-year goal ranges from 0% of the target amount for below threshold performance, to 25% of the target amount at threshold performance, to 100% of the target amount at target performance, to 150% of the target amount if we achieve goals that are substantially above our long- range business plan for the performance period, with performance between levels interpolated.

We will disclose the performance metrics for the Fiscal 2018 PSU awards at the end of the performance period, as the goals represent confidential information, disclosure of which would cause substantial competitive harm. The Compensation Committee deemed the Fiscal 2018 PSU award goals to be challenging but achievable.

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COMPENSATION DISCUSSION AND ANALYSIS

RSUs: RSU awards represent approximately 25% of the value of each NEO’s annual long-term incentive award. Annual RSU grants vest ratably over three years from the grant date, assuming continued employment.

We determine the number of RSUs in each grant based on the overall dollar grant value of the award divided by the closing price per share of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid only to the extent the associated RSUs vest.

Stock Options: Stock options represent approximately 25% of the value of a NEO’s annual long-term incentive award. We determine the number of stock options for each grant based on the overall dollar grant value of the award divided by the estimated fair value of our common stock, utilizing the Black Scholes option pricing model on the grant date.

Annual stock option grants vest ratably over three years from the grant date, assuming continued employment, and provide compensation to NEOs only to the extent that our share price appreciates from grant date to exercise date.

Fiscal 2018 Annual Incentive Bonus and Fiscal 2016 PSU Payouts

The Fiscal 2018 Annual Incentive Bonus, measured on EBIT, paid out at 120% of target.

Fiscal 2018 Annual Incentive Bonus (One-year performance period ended February 2, 2019)

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COMPENSATION DISCUSSION AND ANALYSIS

In Fiscal 2016, the Compensation Committee granted Messrs. Schottenstein, Kessler, and Rempell and Ms. Foyle PSUs that cliff-vested at the end of a three-year performance period ending February 2, 2019. Payout of the Fiscal 2016 PSUs was subject to the achievement of adjusted cumulative EBIT(1). The chart and detail set forth below represent the goal detail, realized performance and resulting payout for the Fiscal 2016 PSUs.

Fiscal 2016 PSUs (Three-year performance period ended February 2, 2019)

(1)

Adjusted cumulative EBIT is defined as earnings from continuing operations before interest and taxes and excludes (1) any accruals for restructuring programs, including lease buyout charges related to store closures and/or (2) asset impairment charges, as determined by the Compensation Committee.

Based upon the performance achieved as shown in the above chart, Messrs. Schottenstein, Kessler, and Rempell and Ms. Foyle received the following vesting of their Fiscal 2016 PSU awards, which represented a 32% of target vesting:

NEO	Target 2016 PSU Award (No. of Shares)	2016 PSU Payout (No. of Shares)(1)
CEO	152,268	53,350
Global Brand President, AE	110,452	38,498
Global Brand President, Aerie	110,452	38,498
COO	43,587	15,253

(1)	PSU Payout (No. of Shares) includes accrued dividends.

2018 Equity Retention Awards

Our continued growth in a challenging retail climate results, in large part, from a talented leadership team that continues to deliver on our strategic plan and achieve stockholder returns, as evidenced by the record revenues posted for Fiscal 2018 and our top-of-class TSR performance. We continue to believe that the retention of this team is critical to promote leadership continuity and the sustained delivery of industry leading results, viewed against the backdrop of the tight competition that we face for executive talent. Within that context, in August 2018 the Compensation Committee approved the granting of retention stock awards under the 2017 Plan to Messrs. Kessler, Madore and Rempell and Ms. Foyle. The award values were determined in consultation with FW Cook based on a review of industry data. The levels selected were deemed sufficient to increase the equity holding power for each executive and retain each of the NEOs in their current positions. Award sizes were identical for each of Messrs. Kessler, Madore and Rempell and Ms. Foyle to reinforce the team-based, collaborative approach to the long-term financial success of our Company.

The awards are composed of two equity grants, as follows:

•	The first award consists of time-based RSUs with a $1.0 million grant value, which will cliff-vest three years from the grant date, contingent upon continued employment.

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COMPENSATION DISCUSSION AND ANALYSIS

•

The second award is denominated in PSUs with a $1.0 million grant value at target. The performance metric for the award is Relative Total Shareholder Return (“RTSR”) measured against the S&P 1500 Specialty Retail Index. The selection of a relative performance metric ensures that the recipients will be measured against industry performance and provides for additional diversity of metrics among the annual incentive bonus, long-term incentive awards and the performance-based retention awards. Vesting based on the three-year goal ranges from 0% of the target amount for below threshold performance, 75% of the target amount at threshold performance, 100% of the target amount at target performance, and 125% of the target amount if we achieve stretch goals. Threshold performance is attained at the 25th percentile of the peer group, target is attained at the 50th percentile and stretch is attained at the 75th percentile or higher. If threshold performance is met or exceeded, performance and award pay-outs will be determined through interpolation. If the Company’s absolute TSR is negative over the three year period, vesting is capped at target (100%), regardless of performance relative to the peer index.

Our NEOs (other than Mr. Schottenstein) were also eligible for, and received, recognition cash bonuses representing approximately 3% of each NEO’s total SEC reported compensation for Fiscal 2018. The bonus awards were representative of a portion of the recognition bonus earned in Fiscal 2017 and were awarded in the form of recognition payments only to the extent that the NEOs remained employed through Fiscal 2018. These amounts are reflected in the “Bonus” column of our Summary Compensation Table.

Other Practices and Policies

Clawback Policy: Recovery and Adjustments to Award

The Compensation Committee believes that it is appropriate that our cash and long-term incentive awards be subject to financial penalties or clawbacks in the event of misconduct. Pursuant to our incentive plans, equity and cash awards are subject to additional forfeiture conditions. Forfeiture and recovery will be determined by the Compensation Committee and triggered in the event of misconduct related to: (a) acts in competition with the Company; (b) disclosure of confidential or proprietary information; (c) failure to cooperate with the Company in regard to a legal suit; or (d) restatement of financial statements. The forfeiture will be triggered upon the occurrence of any of the aforementioned events at any time during active employment and resulting in termination of employment, or during the one-year period following termination. If any of the above events occur, the unexercised portion (vested or unvested) of an option, and any other award not settled, will immediately cancel and forfeit. Additionally, the NEO will be required to repay to the Company the total amount of the award gain realized upon each exercise of an option or award settlement that occurred on or after the date that is one-year prior to either (a) the forfeiture event or (b) the termination date.

Prohibition Against Hedging Transactions and Pledging

Employees (including our executive officers) and members of the Board are prohibited from engaging in transactions in financial instruments designed to hedge or offset any decrease in the market value of our stock. Our policy prohibits transactions in such instruments as prepaid variable forward contracts, equity swaps, collars or exchange funds, as well as any other hedging instrument. Employees and members of the Board are also prohibited from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral.

Benefits and Perquisites

Executives generally are eligible for the same health and welfare plans as other full-time Company employees, including medical, dental, life and disability insurance, and retirement plans. We provide a security benefit to our CEO, as set forth in the Summary Compensation Table.

Change in Control and Other Agreements

Our NEOs are entitled to receive consideration upon the termination of the executive’s employment with us under specified circumstances; including a change in control (“CIC”) related termination. These arrangements provide essential protections to the NEO to assist us in attracting and retaining qualified executives in a competitive environment. At the same time, we obtain certain agreements that preserve our valuable assets by imposing non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants on our NEOs.

Change in Control Provisions

The Company has entered into change in control agreements (each, a “CIC Agreement”) with all of our NEOs, with the exception of Mr. Schottenstein, which are designed to motivate executives to continue to work for the best interests of the Company and our stockholders in a potential CIC situation. The CIC Agreements contain “double-trigger” provisions for severance and other benefits. In the event of a CIC, and within 18 months of such event, if an NEO’s employment is terminated by the Company other

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COMPENSATION DISCUSSION AND ANALYSIS

than for Cause, Disability, or as a result of the NEO’s death, or if the executive terminates his or her employment for Good Reason (each capitalized term as defined in the applicable CIC Agreement), the NEO is entitled to receive:

•	a lump-sum cash payment of all earned and determinable, but unpaid, current salary and unused paid time off;

•	a lump-sum severance payment equal to one and one-half times the NEO’s base salary, annualized for any partial year amount, and annual incentive cash bonus amount, at target;

•	a prorated amount of the NEO’s then-current annual incentive cash bonus, at target; and

•

upon the NEO’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the payment by the Company of the portion of premiums of the executive’s group health insurance, including coverage for eligible dependents, for the period that the executive is entitled to coverage under COBRA, not to exceed 12 months.

The CIC Agreements also provide that any unvested or restricted awards, including stock options, RSUs, and PSUs, will vest and become exercisable to the extent set forth in the applicable award agreement.

Severance Payments

Mr. Madore and Ms. Foyle are eligible to receive post-employment payments. For a description and quantification of these severance benefits, please refer to the “Post-Employment Compensation” section. Generally, if the executive’s employment is involuntarily terminated without “cause” by the Company and not due to death or disability, in exchange for the executive’s execution and non-revocation of a general release of claims in a form provided by the Company, the executive will be entitled to a severance payment.

Additionally, in the event of termination of employment, Messrs. Schottenstein, Kessler, and Rempell and Ms. Foyle who have executed non-competition agreements with the Company (each, a “Non-Compete Agreement”) may be eligible to receive a pro-rata portion of their PSUs following termination of employment, based on actual days worked and performance goals being met for the full performance period, but not at an amount above the “target” award level.

The NEOs also agreed to certain provisions under the Non-Compete Agreement, including the following: (i) agreement not to use trade secrets, intellectual property, and other confidential or proprietary information of the Company for his or her own benefit, or for the benefit of any third party, including a competitor; (ii) agreement to provide the Company with at least 30 days written notice of any resignation; (iii) an 18-month non-solicit provision following any termination of employment; (iv) a waiver relating to the development of intellectual property during the executive’s tenure with the Company; and (v) a non-compete provision following any termination of employment (12 months for Messrs. Schottenstein and Madore and 24 months for Messrs. Kessler and Rempell and Ms. Foyle). The breach of any of the foregoing provisions may result in the executive forfeiting unvested equity awards.

Tax Matters

Prior to the passage of the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) had generally disallowed a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a company’s chief executive officer and its three other most highly compensated executive officers, other than its chief financial officer (each, a “covered officer”), excluding qualifying performance-based compensation. Under the Tax Act, the performance-based compensation exception to Section 162(m) was repealed for tax years beginning in 2018. As a result, compensation paid to our covered officers in excess of $1 million will not be deductible unless such compensation is eligible for a grandfathering rule that preserves the performance-based compensation exemption for certain arrangements and awards in place as of November 2, 2017.

The Compensation Committee believes in the importance of retaining flexibility to approve compensation arrangements that promote the objectives of our compensation program, even if such arrangements may not qualify for full or partial tax deductibility. Accordingly, the Compensation Committee reserves the right to continue to award or approve compensation that is not tax deductible or otherwise limited as to tax deductibility in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has adopted and implemented core principles that form the basis for our executive compensation program: performance, competitiveness, affordability and simplicity. We believe that our executive compensation program supports our financial and strategic goals, aligns executive pay with stockholder value creation, and appropriately discourages unnecessary or excessive risk taking.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management, which describes the Committee’s decisions regarding our named executives’ compensation for Fiscal 2018 and how those decisions support and implement our principles. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of American Eagle Outfitters, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Compensation Committee of the Board of Directors.

Cary D. McMillan (Chair)

Thomas R. Ketteler

Janice E. Page

Noel J. Spiegel

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COMPENSATION TABLES AND RELATED INFORMATION

General

The following table sets forth information concerning the compensation awarded to, earned by, or paid to our NEOs for the years indicated below:

1) Mr. Schottenstein, our Chief Executive Officer;
2) Mr. Madore, our Executive Vice President – Chief Financial Officer;
3) Mr. Kessler, our Global Brand President – AE;
4) Ms. Foyle, our Global Brand President – Aerie; and
5) Mr. Rempell, our Chief Operations Officer.

Summary Compensation Table
Name and Principal Position	Fiscal Year(1)	Base Salary	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Jay L. Schottenstein Principal Executive Officer	2018	$1,500,000	—	$4,031,248	$1,343,749	$3,150,000	$186,183	$10,211,180
	2017	$1,500,000	$1,312,500	$2,624,995	$875,005	—	$175,098	$6,487,598
	2016	$1,500,000	—	$3,499,993	—	$2,362,500	$147,176	$7,509,669
Robert L. Madore Chief Financial Officer	2018	$875,000	$166,175	$2,749,976	$250,001	$937,731	$10,167	$4,989,050
	2017	$850,000	$361,250	$637,502	$212,501	—	$207,132	$2,268,385
	2016	$199,423	$500,000	—	—	$152,599	$40,377	$892,359
Charles F. Kessler Global Brand President, AE	2018	$900,000	$244,490	$3,875,012	$624,999	$1,383,168	$32,470	$7,060,139
	2017	$850,400	$531,500	$1,875,003	$625,003	—	$9,938	$3,891,844
	2016	$842,646	—	$2,499,989	$1,499,799	$947,977	$9,396	$5,799,807
Jennifer M. Foyle Global Brand President, Aerie	2018	$850,000	$222,824	$3,875,012	$624,999	$1,294,517	$10,152	$6,877,504
	2017	$775,040	$484,400	$1,875,003	$625,003	—	$9,938	$3,769,384
	2016	$763,495	—	$2,499,989	$1,499,799	$858,932	$10,153	$5,632,368
Michael R. Rempell Chief Operations Officer	2018	$800,000	$152,145	$3,124,982	$374,999	$845,100	$10,123	$5,307,349
	2017	$735,000	$330,750	$750,004	$250,002	—	$9,938	$2,075,694
	2016	$729,615	—	$999,988	$1,499,950	$590,988	$10,038	$3,830,579

(1)	2018 refers to Fiscal 2018, the fifty-two week period ended February 2, 2019.

(2)	For Fiscal 2018, these amounts represent recognition cash bonuses awarded to the NEOs (other than the CEO).

(3)

Amounts in this column for Fiscal 2018 consist of PSU and RSU awards based on the aggregate grant date fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 12 of the Consolidated Financial Statements contained in our Fiscal 2018 Annual Report on Form 10-K. Amounts shown in this column for Fiscal 2018 include the following, with the values of the PSU awards shown at target:

	2018 RSU Awards(a)	2018 PSU Awards (At Target) (a)	2018 RSU Equity Retention Award (b)	2018 PSU Equity Retention Award (At Target) (b)
Jay L. Schottenstein	$1,343,755	$2,687,493	—	—
Robert L. Madore	$249,990	$499,996	$1,000,001	$999,989
Charles F. Kessler	$625,012	$1,250,010	$1,000,001	$999,989
Jennifer M. Foyle	$625,012	$1,250,010	$1,000,001	$999,989
Michael R. Rempell	$374,998	$749,994	$1,000,001	$999,989

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COMPENSATION TABLES AND RELATED INFORMATION

(a)

Represents Fiscal 2018 long-term incentive awards granted to the NEOs in March 2018 (with respect to PSUs) and June 2018 (with respect to RSUs). The maximum value of the PSU awards granted in March 2018 is $4,031,250 for Mr. Schottenstein, $749,994 for Mr. Madore, $1,875,014 for Mr. Kessler and Ms. Foyle and $1,125,001 for Mr. Rempell.

(b)

Represents the 2018 equity retention awards granted to the NEOs (other than Mr. Schottenstein) in August 2018. The maximum value of the PSU awards granted in August 2018 is $1,249,999 for Messrs. Madore, Kessler, and Rempell and Ms. Foyle.

(4)

The value of the time-based stock option awards included in the Summary Compensation Table is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding assumptions are available in Note 12 of the Consolidated Financial Statements contained in our Fiscal 2018 Annual Report on Form 10-K.

(5)	For Fiscal 2018, non-equity incentive plan compensation represents the annual incentive bonus paid to each NEO.

(6)	For Fiscal 2018:

(a)

For Mr. Schottenstein, the amount represents the aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel. We provide a comprehensive security benefit to the CEO, a portion of which, based upon the disclosure rules, is deemed to be personal, although we believe there is a legitimate business reason for providing such a benefit.

(b)	For Mr. Madore, the amount consists of $10,167 in employer contributions to the 401(k) plan.

(c)

For Mr. Kessler, the amount consists of $10,079 in employer contributions to the 401(k) plan and $22,391 for personal use of the company aircraft and/or chartered jet expenses. Incremental cost of use of our aircraft is calculated pursuant to a formula that takes into account costs to us, including fuel costs, mileage, trip-related maintenance, landing/ramp fees and other miscellaneous costs.

(d)	For Ms. Foyle, the amount consists of $10,152 in employer contributions to the 401(k) plan.

(e)	For Mr. Rempell, the amount consists of $10,123 in employer contributions to the 401(k) plan.

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COMPENSATION TABLES AND RELATED INFORMATION

Grants of Plan-Based Awards – Fiscal 2018
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Data Fair Value of Stock and Option Awards ($)(7)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jay L. Schottenstein	(1)	—	$656,250	$2,625,000	$5,250,000	—	—	—	—	—	—	—
	(2)	3/14/2018	—	—	—	34,279	137,117	205,676	—	—	—	$2,687,493
	(3)	6/6/2018	—	—	—	—	—	—	55,596	—	—	$1,343,755
	(4)	3/14/2018	—	—	—	—	—	—	—	235,526	$19.60	$1,343,749
Robert L. Madore	(1)	—	$196,875	$787,500	$1,575,000	—	—	—	—	—	—	—
	(2)	3/14/2018	—	—	—	6,378	25,510	38,265	—	—	—	$499,996
	(3)	6/6/2018	—	—	—	—	—	—	10,343	—	—	$249,990
	(4)	3/14/2018	—	—	—	—	—	—	—	43,819	$19.60	$250,001
	(5)	8/6/2018	—	—	—	27,263	36,350	45,438	—	—	—	$999,989
	(6)	8/6/2018	—	—	—	—	—	—	38,432	—	—	$1,000,001
Charles F. Kessler	(1)	—	$292,500	$1,170,000	$2,340,000	—	—	—	—	—	—	—
	(2)	3/14/2018	—	—	—	15,944	63,776	95,664	—	—	—	$1,250,010
	(3)	6/6/2018	—	—	—	—	—	—	25,859	—	—	$625,012
	(4)	3/14/2018	—	—	—	—	—	—	—	109,547	$19.60	$624,999
	(5)	8/6/2018	—	—	—	27,263	36,350	45,438	—	—	—	$999,989
	(6)	8/6/2018	—	—	—	—	—	—	38,432	—	—	$1,000,001
Jennifer M. Foyle	(1)	—	$276,250	$1,105,000	$2,210,000	—	—	—	—	—	—	—
	(2)	3/14/2018	—	—	—	15,944	63,776	95,664	—	—	—	$1,250,010
	(3)	6/6/2018	—	—	—	—	—	—	25,859	—	—	$625,012
	(4)	3/14/2018	—	—	—	—	—	—	—	109,547	$19.60	$624,999
	(5)	8/6/2018	—	—	—	27,263	36,350	45,438	—	—	—	$999,989
	(6)	8/6/2018	—	—	—	—	—	—	38,432	—	—	$1,000,001
Michael R. Rempell	(1)	—	$180,000	$720,000	$1,440,000	—	—	—	—	—	—	—
	(2)	3/14/2018	—	—	—	9,566	38,265	57,398	—	—	—	$749,994
	(3)	6/6/2018	—	—	—	—	—	—	15,515	—	—	$374,998
	(4)	3/14/2018	—	—	—	—	—	—	—	65,728	$19.60	$374999
	(5)	8/6/2018	—	—	—	27,263	36,350	45,438	—	—	—	$999,989
	(6)	8/6/2018	—	—	—	—	—	—	38,432	—	—	$1,000,001

(1)	Amount represents the Fiscal 2018 annual incentive cash bonus established under our 2017 Plan.

(2)	Amount represents a grant of PSUs under our 2017 Plan with earnout based on achievement of EBT performance goals.

(3)	Amount represents a grant of time-based RSUs with a three-year vesting period under our 2017 Plan.

(4)	Amount represents a grant of time-based stock options with a three-year vesting period under our 2017 Plan.

(5)	Amount represents a grant of PSUs under our 2017 Plan with earnout based on achievement of RTSR performance goals.

(6)	Amount represents a grant of time-based RSUs under our 2017 Plan, with cliff vesting on the third anniversary of the grant date, based on continued employment.

(7)	Amounts have been calculated based on aggregate grant date fair value determined in accordance with ASC 718 for the respective award types.

50	|

COMPENSATION TABLES AND RELATED INFORMATION

Outstanding Equity Awards at Fiscal 2018 Year – End
		Option Awards					Stock Awards (1)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay L. Schottenstein	(2)	—	—	—	—	—	53,350	$1,116,616	—	—
	(3)	—	—	—	—	—	23,818	$498,512	—	—
	(10)	—	—	—	—	—	—	—	127,405	$2,666,607
	(11)	75,979	151,958	—	$14.59	3/8/24	—	—	—	—
	(12)	—	—	—	—	—	52,854	$1,106,229	—	—
	(13)	—	—	—	—	—	—	—	140,608	$2,942,928
	(14)	—	235,526	—	$19.60	3/14/25	—	—	—	—
	(15)	—	—	—	—	—	56,644	$1,185,558	—	—
Robert L. Madore	(10)	—	—	—	—	—	—	—	30,942	$647,616
	(11)	18,452	36,904	—	$14.59	3/8/24	—	—	—	—
	(12)	—	—	—	—	—	12,836	$268,668	—	—
	(13)	—	—	—	—	—	—	—	26,160	$547,519
	(14)	—	43,819	—	$19.60	3/14/25	—	—	—	—
	(15)	—	—	—	—	—	10,538	$220,560	—	—
	(16)	—	—	—	—	—	—	—	36,832	$770,885
	(17)	—	—	—	—	—	38,941	$815,038	—	—
Charles F. Kessler	(2)	—	—	—	—	—	12,957	$271,190	—	—
	(3)	—	—	—	—	—	5,785	$121,075	—	—
	(4)	—	—	—	—	—	25,542	$534,594	—	—
	(5)	—	—	—	—	—	11,404	$238,691	—	—
	(6)	—	140,427	—	$15.72	5/23/23	—	—	—	—
	(10)	—	—	—	—	—	—	—	91,004	$1,904,719
	(11)	—	108,542	—	$14.59	3/8/24	—	—	—	—
	(12)	—	—	—	—	—	37,753	$790,164	—	—
	(13)	—		—	—	—	—	—	65,400	$1,368,818
	(14)	—	109,547	—	$19.60	3/14/25	—	—	—	—
	(15)	—	—	—	—	—	26,346	$551,431	—	—
	(16)	—	—	—	—	—	—	—	36,832	$770,885
	(17)	—	—	—	—	—	38,941	$815,038	—	—
Jennifer M. Foyle	(2)	—	—	—	—	—	12,957	$271,190	—	—
	(3)	—	—	—	—	—	5,785	$121,075	—	—
	(4)	—	—	—	—	—	25,542	$534,594	—	—
	(5)	—	—	—	—	—	11,404	$238,691	—	—
	(6)	—	140,427	—	$15.72	5/23/23	—	—	—	—
	(10)	—	—	—	—	—	—	—	91,004	$1,904,719
	(11)	—	108,542	—	$14.59	3/8/24	—	—	—	—
	(12)	—	—	—	—	—	37,753	$790,164	—	—
	(13)	—	—	—	—	—	—	—	65,400	$1,368,818
	(14)	—	109,547	—	$19.60	3/14/25	—	—	—	—
	(15)	—	—	—	—	—	26,346	$551,431	—	—
	(16)	—	—	—	—	—	—	—	36,832	$770,885
	(17)	—	—	—	—	—	38,941	$815,038	—	—
Michael R. Rempell	(2)	—	—	—	—	—	12,957	$271,190	—	—
	(3)	—	—	—	—	—	5,785	$121,075	—	—
	(7)	—	—	—	—	—	2,298	$48,097	—	—
	(8)	—	—	—	—	—	1,026	$21,478	—	—
	(9)	—	138,675	—	$15.89	6/2/23	—	—	—	—
	(10)	—	—	—	—	—	—	—	36,402	$761,887
	(11)	21,708	43,417	—	$14.59	3/8/24	—	—	—	—
	(12)	—	—	—	—	—	15,102	$316,087	—	—
	(13)	—	—	—	—	—	—	—	39,239	$821,278
	(14)	—	65,728	—	$19.60	3/14/25	—	—	—	—
	(15)	—	—	—	—	—	15,807	$330,850	—	—
	(16)	—	—	—	—	—	—	—	36,832	$770,885
	(17)	—	—	—	—	—	38,941	$815,038	—	—

2019 Proxy Statement	|	51

COMPENSATION TABLES AND RELATED INFORMATION

(1)

All stock awards include dividend equivalents. The market value was determined by multiplying the closing market price for AEO common stock on February 1, 2019 ($20.93) by the number of shares underlying the award.

(2)

Amount represents a grant on March 9, 2016 under our 2014 Stock Award and Incentive Plan (the “2014 Plan”). The Compensation Committee established performance goals based on cumulative EBIT by the end of Fiscal 2018. Vesting of the PSUs ranged from 0% of the shares if threshold performance was not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. On March 13, 2019, the Compensation Committee certified vesting at 32% of target.

(3)	Amount represents a grant of time-based RSUs under our 2014 Plan with a three-year vesting period. On March 9, 2019, the final third of the RSUs plus respective dividends vested.

(4)

Amount represents a grant on May 23, 2016 under our 2014 Plan. The Compensation Committee established performance goals based on cumulative EBIT by the end of Fiscal 2018. Vesting of the PSUs ranged from 0% of the shares if threshold performance was not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. On March 13, 2019, the Compensation Committee certified a vesting of 32% of target.

(5)

Amount represents a grant on May 23, 2016 of time-based RSUs under our 2014 Plan with a three-year vesting period. On May 23, 2018, the second third of the RSUs, plus respective dividends, vested. The remaining one-third will vest in accordance with its terms on the third anniversary of the grant date.

(6)

Amount represents an award of time-based stock options granted on May 23, 2016 under our 2014 Plan, which options are exercisable at the fair market value on the grant date and vest ratably over three years.

(7)

Amount represents a grant on June 2, 2016 under our 2014 Plan. The Compensation Committee established performance goals based on cumulative EBIT by the end of Fiscal 2018. Vesting of the PSUs ranged from 0% of the shares if threshold performance was not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. On March 13, 2019, the Compensation Committee certified vesting at 32% of target.

(8)

Amount represents a grant on June 2, 2016 of time-based RSUs under our 2014 Plan with a three-year vesting period. On June 2, 2018, the second third of the RSUs plus respective dividends vested. The remaining one-third will vest in accordance with its terms on the third anniversary of the grant date.

(9)

Amount represents an award of time-based stock options granted on June 2, 2016 under our 2014 Plan, which options are exercisable at the fair market value on the grant date and vest ratably over three years.

(10)

Amount represents a grant on March 8, 2017 under our 2014 Plan. The Compensation Committee established performance goals based on Net Income Growth by the end of Fiscal 2019. Vesting of the PSUs ranges from 0% of the shares if threshold performance is not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement.

(11)

Amount represents an award of time-based stock options granted on March 8, 2017 under our 2014 Plan, which options are exercisable at the fair market value on the grant date and vest ratably over three years.

(12)

Amount represents a grant on June 1, 2017 of time-based RSUs under our 2017 Plan with a three-year vesting period. On June 1, 2018, the one-third of the RSUs plus respective dividends vested. The remaining two-thirds will vest in accordance with its terms on the second and third anniversaries of the grant date.

(13)

Amount represents a grant on March 14, 2018 under our 2017 Plan. The Compensation Committee established performance goals based on EBT by the end of Fiscal 2020. Vesting of the PSUs ranges from 0% of the shares if threshold performance is not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement.

(14)

Amount represents an award of time-based stock options granted on March 14, 2018 under our 2017 Plan, which options are exercisable at the fair market value on the grant date and vest ratably over three years.

(15)

Amount represents a grant on June 6, 2018 of time-based RSUs under our 2017 Plan with a three-year vesting period. The RSUs plus respective dividends will vest in accordance with its terms on the first, second and third anniversaries of the grant date.

(16)

Amount represents a grant on August 6, 2018 under our 2017 Plan. The Compensation Committee established performance goals based on AEOs TSR relative to the average TSR of the members of the S&P 1500 Specialty Retail (Industry) Index by July 1, 2021. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 75% of the shares at threshold performance, to 100% of the shares at target performance and 125% of the shares at the maximum goal achievement.

(17)

Amount represents a grant on August 6, 2018 of time-based RSUs under our 2017 Plan, with full vesting on the third anniversary of the grant date, based on continued employment. The RSUs, plus respective dividends, will vest in accordance with their terms on the third anniversary of the grant date.

52	|

COMPENSATION TABLES AND RELATED INFORMATION

The following table sets forth the actual value received by the NEOs upon exercise of stock options or vesting of stock awards in 2018.

Option Exercises and Stock Vested – Fiscal 2018
	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay L. Schottenstein	—	—	198,676	$4,314,331
Robert L. Madore	—	—	6,096	$142,083
Charles F. Kessler	335,123	$2,217,653	133,404	$2,934,264
Jennifer M. Foyle	335,123	$2,429,698	99,666	$2,206,399
Michael R. Rempell	277,349	$2,298,876	85,177	$1,853,251

(1)

Amounts represent the number of shares acquired upon exercise of stock options. The amounts shown in the Value Realized on Exercise column are calculated based on the difference between the market price of the stock underlying the options at the time of exercise and the option exercise price. For Mr. Kessler and Ms. Foyle, the amount represents stock option exercises from 2016 and 2017 awards. For Mr. Rempell, the amount represents a stock option exercise from a 2016 award.

(2)

Amounts represent the number of shares and related value for Stock Awards that vested on applicable vesting dates, prior to the withholding of shares to satisfy taxes. The amounts shown in the Value Realized on Vesting column are calculated based on the closing market price of the stock on the date the RSUs vested. Values include the vesting of RSU awards granted in 2015, 2016 and 2017, as well as PSU awards granted in 2015.

Nonqualified Deferred Compensation

We have a nonqualified deferred compensation program that allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed. In 2018, there were no NEOs participating in the nonqualified deferred compensation plan.

Post-Employment Compensation

Except as described below, the following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of February 1, 2019, the last business day of Fiscal 2018, and a closing stock price per share of $20.93 on that date.

For each NEO, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, including any stock options vested as of February 1, 2019 (which are set forth in the “Outstanding Equity Awards at Fiscal 2018 Year-End” table). The tables assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims.

In the event of a CIC, if an acquiring entity does not assume or issue substitute awards for outstanding equity awards, the vesting of all outstanding equity awards will be accelerated on the CIC date and performance-based awards will be paid, either based on performance to the CIC date or based on the target level value, depending on the portion of the performance period completed prior to the CIC.

For a description of our change in control benefits and the restrictive covenants and other obligations of the NEOs, please refer to the section above titled “Compensation Discussion and Analysis – Change in Control and Other Agreements.”

2019 Proxy Statement	|	53

COMPENSATION TABLES AND RELATED INFORMATION

Jay L. Schottenstein

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)(5)
Cash Payments
Base	—	—	—	—	—
Bonus (1)	$3,150,000	—	$3,150,000	—	—
Stock Option Vesting (2)	$1,758,370	$1,758,370	$1,758,370	—	$1,758,370
RSU vesting (3)	$1,080,469	$1,080,469	$1,080,469	—	$2,790,304
PSU Vesting (4)	$6,726,149	$6,726,149	$6,726,149	—	$6,726,149
Total	$12,714,988	$9,564,988	$12,714,988	—	$11,274,823

(1)

In the event of a termination following a death or disability or termination without cause, assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met.

(2)

In the event of a termination following a change in control (i.e., double trigger) and in the event of Death or Disability, the Company is obligated to immediately vest any unvested non-qualified stock options (“NSOs”). In the event of a retirement or termination without cause, given Mr. Schottenstein’s retirement eligibility under the definition in the plan, unvested options continue to vest on their regular schedule.

(3)	Amount reflects a prorated RSU vesting for death or disability, retirement or termination w/out cause and a full vesting in the event of a double-trigger change in control.

(4)

Amount assumes that the Compensation Committee vested the 2016 PSUs to the extent that the performance goals are met, which was 32% of target. Any remaining PSUs outstanding are assumed at target. If the performance goals are not achieved, the PSUs will forfeit.

(5)	Although Mr. Schottenstein does not have a change in control agreement, the amounts shown represent what he would be entitled to pursuant to the terms of our 2014 Plan and 2017 Plan.

Robert L. Madore

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$875,000	—	$2,493,750
Bonus (2)	$937,731	—	$937,731	—	$787,500
Stock Option Vesting (3)	$292,251	—	—	—	$292,251
RSU Vesting (4)	$271,754	—	—	—	$815,035
PSU Vesting (5)	$1,966,018	—	—	—	$1,966,018
Health-Care Coverage (6)	—	—	$21,500	—	$21,500
Total	$3,467,753	—	$1,834,231	—	$6,376,053

(1)

Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or disability or termination without cause, amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), the amount represents Mr. Madore’s annual incentive bonus at target.

(3)	In the event of a termination following a change in control (i.e., double-trigger) and in the event of Death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the June 1, 2017, June 6, 2018, and August 6, 2018 RSU awards; prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

Amount assumes that outstanding PSUs vest at target. If the performance goal is not achieved, the PSUs will forfeit. In the event of a voluntary termination or termination without cause, annual awards will forfeit. In the event of death, disability or change in control the amount represents a target vesting for all outstanding PSUs.

54	|

COMPENSATION TABLES AND RELATED INFORMATION

(6)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming such elections were made at the maximum rate.

Charles F. Kessler

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$900,000	—	$3,105,000
Bonus (2)	$1,383,168	—	$1,383,168	—	$1,170,000
Stock Option Vesting (3)	$1,565,478	—	—	—	$1,565,478
RSU Vesting (4)	$794,523	—	—	—	$2,516,393
PSU Vesting (5)	$4,850,193	$2,393,220	$2,393,220	—	$4,850,193
Health-Care Coverage (6)	—	—	$21,500	—	$21,500
Total	$8,593,362	$2,393,220	$4,697,888	—	$13,228,564

(1)

Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or disability or termination without cause, amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), amount represents Mr. Kessler’s annual incentive bonus at target.

(3)	In the event of a termination following a change in control (i.e., double trigger) and in the event of Death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the March 9, 2016, May 23, 2016, June 1, 2017, June 6, 2018, and August 6, 2018 RSU awards; prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

Amount assumes that the Compensation Committee vested the 2016 PSUs to the extent that the performance goals are met, which was 32% of target. If the performance goal is not achieved, the PSUs will forfeit. In the event of a voluntary termination or termination without cause, annual awards will be prorated based on service in the performance period, with the exception of the August 6, 2018 award, which will forfeit. In the event of death, disability or change in control the amount represents a target vesting for all outstanding PSUs.

(6)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming such elections were made at the maximum rate.

Jennifer M. Foyle

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$850,000	—	$2,932,500
Bonus (2)	$1,294,517	—	$1,294,517	—	$1,105,000
Stock Option Vesting (3)	$1,565,478	—	—	—	$1,565,478
RSU Vesting (4)	$794,523	—	—	—	$2,516,393
PSU Vesting (5)	$4,850,193	$2,393,220	$2,393,220	—	$4,850,193
Health-Care Coverage (6)	—	—	$21,500	—	$21,500
Total	$8,504,711	$2,393,220	$4,559,237	—	$12,991,064

(1)

Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

2019 Proxy Statement	|	55

COMPENSATION TABLES AND RELATED INFORMATION

(2)

In the event of a termination following a death or disability or termination without cause, amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), amount represents Ms. Foyle’s annual incentive bonus at target.

(3)	In the event of a termination following a change in control (i.e., double trigger) and in the event of death or disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the March 9, 2016, May 23, 2016, June 1, 2017, June 6, 2018, and August 6, 2018 RSU awards; prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

Amount assumes that the Compensation Committee vested the 2016 PSUs to the extent that the performance goals are met, which was 32% of target. If the performance goal is not achieved, the PSUs will forfeit. In the event of a voluntary termination or termination without cause, annual awards will be prorated based on service in the performance period. In the event of death, disability or change in control the amount represents a target vesting for all outstanding PSUs.

(6)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming such elections were made at the maximum rate.

Michael R. Rempell

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$800,000	—	$2,280,000
Bonus (2)	$845,000	—	$845,100	—	$720,000
Stock Option Vesting (3)	$1,061,604	—	—	—	$1,061,604
RSU Vesting (4)	$435,908	—	—	—	$1,604,515
PSU Vesting (5)	$2,673,305	$1,035,303	$1,035,303	—	$2,673,305
Health-Care Coverage (6)	—	—	$21,500	—	$21,500
Total	$5,015,817	$1,035,303	$2,701,903	—	$8,360,924

(1)

Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or disability or termination without cause, amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), amount represents Mr. Rempell’s annual incentive bonus at target.

(3)	In the event of a termination following a change in control (i.e., double trigger) and in the event of death or disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the March 9, 2016, June 1, 2016, June 1, 2017, June 6, 2018, and August 6, 2018 RSU awards; prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

Amount assumes that the Compensation Committee vested the 2016 PSUs to the extent that the performance goals are met, which was 32% of target. If the performance goal is not achieved, the PSUs will forfeit. In the event of a voluntary termination or termination without cause, annual awards will be prorated based on service in the performance period . In the event of death, disability or change in control the amount represents a target vesting for all outstanding PSUs.

(6)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming such elections were made at the maximum rate.

CEO Pay Ratio

American Eagle Outfitters, Inc. is a multi-national apparel company with associates in the Americas and Asia. We conduct business globally and focus on ensuring the delivery of market-based compensation and benefit offerings for our associates. We also create a work environment that allows flexibility to ensure that our teams can balance their work and life.

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO, Mr. Schottenstein, to that of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

56	|

COMPENSATION TABLES AND RELATED INFORMATION

We believe that there have been no changes in our employee population or our compensation arrangements in Fiscal 2018 that would result in a material change in our pay ratio disclosure or our median employee. However, we did not use the same median employee for Fiscal 2018 as we did in Fiscal 2017, because the Fiscal 2017 median employee received a significant increase to their hourly rate to recognize expanded responsibilities. In Fiscal 2017, we used a statistical sampling approach to calculate our median employee. As such, we were able to select a similarly situated employee for Fiscal 2018 based on the same methodology used in Fiscal 2017 to calculate the ratio below:

As in Fiscal 2017, the median employee is a part-time retail associate located in a store in the United States. The median employee works an average of less than 15 hours per week and is able to take advantage of scheduling flexibility. We calculated all of the elements of the median employee’s compensation for Fiscal 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The estimated values are as follows for Fiscal 2018:

•	Mr. Schottenstein’s annual total compensation: $10,211,180

•	Our median employee’s annual total compensation: $7,332

•	Ratio of Mr. Schottenstein’s annual total compensation to our median employee’s annual total compensation: 1,393:1

•	This pay ratio may not be comparable to our peer companies’ reported pay ratios due to differences in organizational structure and the assumptions and methodologies in calculating the ratio.

Equity Compensation Plan Information

	Column (a)	Column (b)	Column (c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	1,911,931	$16.75	6,832,199
Equity compensation plan not approved by stockholders (2)	—	—	5,182,085
Total	1,911,931	$16.75	12,014,284

(1)	Equity compensation plans approved by stockholders include the 2017 and 2014 Plans.

(2)

Equity compensation plan not approved by stockholders includes the Employee Stock Purchase Plan, which was instituted prior to the NYSE listing requirement for stockholder approval of such plans and related to the open market purchase of Company stock by our employees through payroll deductions with a Company match of 15% on contributions up to $100 per payroll period as elected by such participating employees and pursuant to the terms of such plan.

2019 Proxy Statement	|	57

OWNERSHIP OF OUR SHARES

The following table shows, as of April 1, 2019, unless otherwise noted, certain information with regard to the beneficial ownership of our common stock by: (i) each person known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each named executive officer listed in the Summary Compensation Table; and (iv) all directors and current executive officers as a group.

	Shares Beneficially Owned
	Common Stock(1)	Right to Acquire(2)	Total	Percent(3)
5% Beneficial Owners
BlackRock, Inc.(4)	20,755,434	—	20,755,434	12.1%
The Vanguard Group(5)	19,116,721	—	19,116,721	11.1%
Jay L. Schottenstein(6)	10,953,610	230,466	11,184,076	6.5%
Directors and Executive Officers(7)
Sujatha Chandrasekaran	8,948	—	8,948	*
Jennifer M. Foyle	89,957	242,614	332,571	*
Deborah A. Henretta	—	2,650	2,650	*
Charles F. Kessler	136,191	231,213	367,404	*
Thomas R. Ketteler	9,014	42,304	51,318	*
Robert L. Madore	4,243	51,510	55,753	*
Cary D. McMillan	—	106,814	106,814	*
Janice E. Page	47,451	3,080	50,531	*
Michael R. Rempell	135,692	65,325	201,017	*
David M. Sable	26,013	21,613	47,626	*
Noel J. Spiegel	—	79,611	79,611	*
All current directors and current executive officers as a group (15 persons in group)	11,438,483	1,097,648	12,536,131	7.2%
*	Represents less than 1% of our shares of common stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of common stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of April 1, 2019 and (b) total deferred share units as well as the respective dividend equivalents.

(3)

Percent is based upon the 171,865,389 shares outstanding at April 1, 2019 and the shares that such director or executive officer has the right to acquire upon options exercisable within 60 days of April 1, 2019, share units and dividend equivalents, if applicable.

(4)

In a Schedule 13G/A filed with the SEC on January 24, 2019, BlackRock, Inc. reported beneficial ownership and sole dispositive power of an aggregate amount of 20,755,434 shares. BlackRock, Inc. has sole voting power with respect to 20,074,958 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 20,755,434 shares, and shared dispositive power with respect to 0 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)

In a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group reported beneficial ownership of an aggregate amount of 19,116,721 shares. The Vanguard Group has sole voting power with respect to 317,379 shares, shared voting power with respect to 20,462 shares, sole dispositive power with respect to 18,793,967 shares, and shared dispositive power with respect to 322,754 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

For Mr. Schottenstein, the 11,184,076 shares disclosed in the table above consist of the following for which he has voting power: (1) sole power to vote and dispose as trustee of a trust that owns 6,300 shares and a revocable trust that owns 1,053,901 shares; (2) shared power to vote and dispose for trusts that own 3,593,903 shares; (3) sole power to vote 230,466 shares for options exercisable within 60 days of April 1, 2019; (4) 2,971,202 shares held by SEI, Inc. Mr. Schottenstein serves as Chairman of SEI, Inc. and has or shares voting power for 60.6% of SEI, Inc.; (5) 2,611,235 shares held by Schottenstein SEI, LLC. Mr. Schottenstein has or shares the voting power for 60.6% of Schottenstein

58	|

OWNERSHIP OF OUR SHARES

SEI, LLC and serves as Chairman of SEI, Inc., its sole member; and (6) sole power to vote 717,069 shares held by family members pursuant to the terms of a share exchange agreement that are included under his name in the table. Excluded from the table are an aggregate of 4,835,370 shares held by various family trusts and a limited liability company of which Mr. Schottenstein’s wife, Jean R. Schottenstein, has or shares voting power and of which Mr. Schottenstein is not deemed the beneficial owner. Together, Mr. and Mrs. Schottenstein are deemed the beneficial owners of 16,019,446 shares or 9.3% of the Company’s common stock as of April 1, 2019.

(7)

The address of each director and executive officer shown in the table above is c/o American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. Executive officers and directors are subject to stock ownership requirements. Please see the “Stock Ownership Requirements” section for a discussion of executive officer and director stock ownership requirements.

Stock Ownership Requirements

Board of Directors

Our Board has determined that each director should own common stock of the Company and has established the following ownership guidelines. Within five years of joining the Board, each director must hold stock of the Company worth at least five times the current annual cash base retainer amount of $65,000, or $325,000. The following forms of equity interests in the Company count toward the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count toward the stock ownership requirement.

Management

We have adopted stock ownership requirements to establish commonality of interest between management and stockholders, as well as to encourage executives to think and act like owners. By encouraging executives to accumulate and hold a minimum level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to appreciation of vested awards. Eligible executives are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, this multiple is six times and for the other NEOs, three times. This requirement can be met through various forms of equity, including personal holdings and equity incentive awards such as restricted stock units.

Executives not meeting their requirement must retain 50% of their after-tax shares acquired through stock sales until the requirement is reached. The CEO considers compliance with the ownership requirements when recommending annual long term incentive awards for the executives, including the NEOs, to the Compensation Committee. If an executive does not hold half of after-tax gains in our stock, he or she jeopardizes eligibility for future stock grants or awards. The CEO and NEOs are in compliance with their requirement, with the exception of Mr. Madore, who is newly hired. Mr.  Madore is on track to meet the requirement within a reasonable timeline and is subject to trading restrictions until the requirement has been met.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors or persons who are beneficial owners of more than ten percent of our common stock (“reporting persons”) to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them. Based on our review of the copies of the Section 16(a) forms received by us, we believe that during Fiscal 2018, all reporting persons complied with the applicable filing requirements. In addition, all reports in Fiscal 2019 have been filed on a timely basis as of April 24, 2019.

2019 Proxy Statement	|	59

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Board for use at the Annual Meeting of Stockholders to be held on June 6, 2019, at 11:00 a.m., local time, at Langham Place, New York, located at 400 Fifth Avenue, New York, New York and at any adjournments or postponements thereof. It is being made available to the stockholders on April 24, 2019.

Who is entitled to vote?

Stockholders of record at the close of business on April 10, 2019, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. As of the record date, there were 171,869,746 shares of common stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•	FOR the nominees for Class III director listed in this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020; and

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Fiscal 2018 Annual Report on Form 10-K (“Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the SEC for the electronic distribution of proxy materials. On April 24, 2019, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a Notice. You should follow the instructions on the Notice in order to ensure that your vote is counted. Alternatively, you may attend and vote in person at the Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in “street name”), you should receive either a Notice or a voting instruction form along with a Proxy Statement. You should follow the instructions on the Notice or the voting instruction form in order to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or agent that holds your shares to present at the meeting.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Company (Attention: Jennifer B. Stoecklein, Corporate Secretary). Such written notice should be received by the Company prior to the Annual Meeting. You may also change or revoke your proxy by submitting a properly executed proxy bearing a later date or by attending the meeting and voting in person.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by attending the Annual Meeting and voting in person.

60	|

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 171,869,746 shares of common stock outstanding and entitled to vote.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors or advisory approval of the compensation of our named executive officers. Therefore, if you do not instruct your broker how to vote on Proposals 1 and 3, your shares will not be counted for those proposals. Therefore, we urge you to give voting instructions to your broker on all voting items.

What vote is required to approve each proposal?

The Company is incorporated in the State of Delaware. As a result, the Delaware General Corporation Law and the NYSE listing standards govern the voting standards applicable to actions taken by our stockholders. The following discussion outlines the voting requirements applicable to each proposal being submitted for stockholder approval at the Annual Meeting, as well as the impact of abstentions and broker non-votes. Once a quorum is established:

Item 1. Each Director will be elected by a majority of the votes cast in respect to that director’s election.

Item 2. Appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified by the affirmative vote of a majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter. Brokers have discretion to vote on this item.

Item 3. The advisory approval on the compensation of our named executive officers requires the affirmative vote of a majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter.

For any other item that is properly submitted to stockholders for approval at the Annual Meeting, an affirmative vote of a majority of the shares of common stock present at the meeting, in person or proxy, and entitled to vote on the matter is required for approval.

For purposes of determining the number of shares of common stock voting on a matter (other than for Item 1, for which abstentions will have no impact), abstentions are counted and will have the effect of a negative vote. Broker non-votes will have no impact on the vote for any item to be presented at the Annual Meeting.

Who bears the costs of this solicitation?

The Company bears the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telephone or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses and other custodians, and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

2019 Proxy Statement	|	61

SUBMISSION OF NOMINATIONS AND PROPOSALS FOR THE 2019 ANNUAL MEETING

Can I nominate someone for election to the Board?

Yes, for election at the 2020 Annual Meeting. You may do so by delivering to the Corporate Secretary, no earlier than March 8, 2020 and no later than April 7, 2020, a notice stating: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Certificate of Incorporation. Our Certificate of Incorporation is available on our Investor website at investors.ae.com.

Additionally, you may recommend a nominee for consideration by our Nominating Committee. Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below.

In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

•

Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203;

•

To be timely, a stockholder’s notice generally must be delivered not earlier than the close of business on the 90th day, and not later than the close of business on the 60th day, prior to the first anniversary of the preceding year’s annual meeting (i.e., with respect to the 2020 Annual Meeting, no earlier than March 8, 2020 and no later than April 7, 2020).

•	The nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Exchange Act of 1934; and

•	The stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2020 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Corporate Secretary) by December 26, 2019 at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. We may omit from the proxy statement and form of proxy any proposals that are not received by the Corporate Secretary by December 26, 2019 at our principal executive offices as specified herein. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Exchange Act for presentation at our 2020 Annual Meeting will be considered untimely under our Bylaws if notice thereof is received before March 8, 2020 or after April 7, 2020. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the SEC and our Certificate of Incorporation and Bylaws.

62	|

OTHER MATTERS

The only business that management intends to present at the meeting consists of the matters set forth in this statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300 and we will deliver the requested materials promptly. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy statements and annual reports householded, or your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Company’s Annual Report on Form 10-K for Fiscal 2017, as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, under “Financials & Filings – SEC Filings” on our investors website at investors.ae.com. A request for a copy of such report should be directed to Judy Meehan, our Vice President of Corporate Communications and Investor Relations, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

2019 Proxy Statement	|	63

APPENDIX A

Description and Reconciliation of Non-GAAP Measures

This Proxy Statement and stockholder letter include information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including comparable sales, free cash flow and earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

Comparable sales (i) excludes (a) stores that have a gross square footage increase of 25% or greater due to a remodel and (b) sales from licensed stores; and (ii) includes (x) sales from company-owned stores and (y) sales from AEO Direct, our e-commerce platform.

FREE CASH FLOW

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	2016	2017	2018
Net cash provided by operating activities	$365,596	$394,426	$456,645
Capital Expenditures	(161,494)	(169,469)	(189,021)
Acquisition of Intangible Assets	(1,528)	(2,681)	(672)
Free Cash Flow	$202,574	$222,276	$266,952

2018 NET INCOME PER DILUTED SHARE

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

Diluted Earnings per Common Share
GAAP Basis	$1.47
Add: Restructuring Related Charges(1)	0.01
Non-GAAP Basis	$1.48

(1)	- $1.6 million for pre-tax corporate charges, primarily consisting of corporate severance charges

2019 Proxy Statement	|	A-1

APPENDIX A

2017 NET INCOME PER DILUTED SHARE

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

Diluted Earnings per Common Share
GAAP Basis	$1.13
Add: Restructuring Related Charges (1)	0.08
Add: Joint Business Venture Charges (2)	0.03
Less: U.S. Tax Reform Impact (3)	(0.08)
Non-GAAP Basis	$1.16

(1)	- $22.3 million pre-tax restructuring charges, consisting of:

•	Inventory charges related to the restructuring of the United Kingdom, Hong Kong, and China ($1.7 million), recorded as a reduction of Gross Profit

•

Lease buyouts, store closure charges and severance and related charges ($20.6 million), which includes charges for the United Kingdom, Hong Kong, and China and corporate overhead reductions, recorded within Restructuring Charges.

(2)	- $8.0 million of net pre-tax charges related to the exit of a joint business venture, recorded within Other (expense) income, net.

(3)

- $14.9 million of after-tax benefit resulting from the estimated impact of U.S. tax legislation enacted on December 22, 2017, referred to as the Tax Cuts and Jobs Act and related actions, specifically:

•	The benefit of a lower blended U.S. corporate tax rate in Fiscal 2017

•	The net benefit from the re-measurement of deferred tax balances and the one-time transition tax on undistributed earnings of foreign subsidiaries

•	The acceleration of certain deductions into Fiscal 2017

A-2	|

## CORPORATE & STOCK INFORMATION

### Website

INFORMATION REGARDING AMERICAN EAGLE OUTFITTERS, INC. AND OUR PRODUCTS IS AVAILABLE ON OUR WEBSITES: WWW.AEO-INC.COM, WWW.AE.COM AND WWW.AERIE.COM

### Stock Data

SHARES OF AMERICAN EAGLE OUTFITTERS, INC. COMMON STOCK ARE TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "AEO"

### Investor Inquiries

IF YOU WOULD LIKE GENERAL INFORMATION ON AMERICAN EAGLE OUTFITTERS, INC. AS A PUBLICLY TRADED COMPANY, PLEASE VISIT OUR INVESTOR RELATIONS SECTION LOCATED AT WWW.AEO-INC.COM

### Transfer Agent

COMPUTERSHARE TRUST COMPANY, N.A.
PO BOX 43078
PROVIDENCE, RI 02940
1-877-581-5548

### Independent Auditors

ERNST & YOUNG LLP
2100 ONE PPG PLACE
PITTSBURGH, PA 15222

### Corporate Headquarters

## BOARD OF DIRECTORS

### Jay L. Schottenstein

EXECUTIVE CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER

### Sujatha Chandrasekaran

DIRECTOR

### Deborah A. Henretta

DIRECTOR

### Thomas R. Ketteler

DIRECTOR

### Cary D. McMillan

DIRECTOR

### Janice E. Page

DIRECTOR

### David M. Sable

DIRECTOR

### Noel J. Spiegel

DIRECTOR

AMERICAN EAGLE OUTFITTERS, INC.

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Robert L. Madore, Stacy B. Siegal, and Jennifer B. Stoecklein, and each of them, with the power to act without the other and with the power of substitution, as attorneys-in-fact and proxies, and hereby authorizes each of them to represent and vote, as provided on the other side of this card, all the shares of common stock of American Eagle Outfitters, Inc. that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at Langham Place, New York, located at 400 Fifth Avenue, New York, New York on Thursday, June 6, 2019 at 11:00 a.m., local time, and at any adjournment or postponement thereof, with all the powers which the undersigned would possess if present at the Annual Meeting.

This proxy is solicited on behalf of the Board of Directors of American Eagle Outfitters, Inc.

(Continued, and to be dated and signed, on the other side)

▲  PLEASE DETACH PROXY CARD HERE  ▲

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held June 6, 2019. The Proxy

Statement and our Fiscal 2018 Annual Report are available at:

http://www.viewproxy.com/ae/2019

							PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE			☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.
								FOR	AGAINST	ABSTAIN
1.	Proposal One. Election of Class III Directors.					2.	Proposal Two. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2020.	☐	☐	☐
			FOR	AGAINST	ABSTAIN
	01	Deborah A. Henretta	☐	☐	☐
	02	Thomas R. Ketteler	☐	☐	☐
	03	Cary D. McMillan	☐	☐	☐	3.	Proposal Three. Approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
	DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)						IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3.
Please sign and date this Proxy below and return in the enclosed envelope.
I plan on attending the meeting ☐

Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.
						Date				, 2019
CONTROL NUMBER
(Signature)

(Signature of joint owner)

▲ PLEASE DETACH PROXY CARD HERE ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:

Go to www.AALvote.com/AEO	Call 1 (866) 804-9616

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.